UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Kratos Defense & Security Solutions, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 30, 2018
Dear Stockholder:
You are cordially invited to attend the 2018 Annual Meeting of Kratos Defense & Security Solutions, Inc. ("Kratos"), which will be held at the offices of Paul Hastings, LLP at 4747 Executive Drive, San Diego, California 92121, on Tuesday, June 19, 2018, at 9:00 a.m. local time. We hope you will be able to attend the meeting in person.
At our annual meeting, our stockholders will be asked to elect the eight directors named herein to our Board of Directors; to ratify the Board's selection of Deloitte & Touche LLP as our independent registered public accounting firm; to cast an advisory vote to approve the compensation of our named executive officers; and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Following the formal annual meeting, we will also present a report on our operations and activities, and management will be pleased to answer your questions about us and our business.
Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Kratos common stock you own, it is important that your shares be represented at the annual meeting. This year, we are pleased to take advantage of rules enacted by the Securities and Exchange Commission ("SEC") that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting of Stockholders, our proxy statement, our 2017 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet or by telephone. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you have received a paper copy of our proxy materials you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided or by utilizing the telephone or Internet voting systems.

Sincerely,

Eric DeMarco President and Chief Executive Officer

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
4820 EASTGATE MALL, SUITE 200
SAN DIEGO, CA 92121
(858) 812-7300
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 19, 2018
To the Stockholders of Kratos Defense & Security Solutions, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kratos Defense & Security Solutions, Inc. (the "Company") will be held on Tuesday, June 19, 2018, at 9:00 a.m. local time at the offices of Paul Hastings, LLP at 4747 Executive Drive, San Diego, California 92121 for the following purposes:

1.
To elect the following eight nominees as directors to serve until the next annual meeting, or until their successors are duly elected and qualified: Scott Anderson, Bandel Carano, Eric DeMarco, William Hoglund, Scot Jarvis, Jane Judd, Samuel Liberatore, and Amy Zegart.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018.

3.	An advisory (non-binding) vote to approve the compensation of our named executive officers, as presented in the proxy statement accompanying this Notice.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Our Board of Directors unanimously recommends a vote "FOR" the election of all of the director nominees, and "FOR" each of proposals 2, and 3. The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Our Board of Directors has fixed the close of business on April 23, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the meeting. You must present your proxy, voter instruction card or meeting notice for admission.

By Order of the Board of Directors,

Eric DeMarco
April 30, 2018	President and Chief Executive Officer
        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 19, 2018: Our Notice of Annual Meeting of Stockholders, proxy statement and 2017 Annual Report on Form 10-K are available at www.proxyvote.com.

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2018 PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Stockholders

Time & Date:	9:00 a.m., June 19, 2018
Place:	Offices of Paul Hastings LLP 4747 Executive Drive San Diego, CA 92121
Record Date:	April 23, 2018
Voting:
You may vote either in person at the Annual Meeting or by telephone, the Internet or mail. See the section entitled "How to Vote" below for more detailed information regarding how you may vote your shares.

Admission:
Everyone attending the Annual Meeting will be required to present both proof of ownership of the Company's common stock and a valid picture identification, such as a driver's license or passport. If your shares are held in the name of a bank, broker or other financial institution, you will need a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not have both proof of ownership of the Company's common stock and a valid picture identification, you may be denied admission to the Annual Meeting. Cameras and electronic recording devices are not permitted at the Annual Meeting.

Meeting Agenda and Voting Recommendations

Proposal		Board of Directors Vote Recommendation	Page References (for more detail)
1.	Election of Directors	FOR EACH DIRECTOR NOMINEE	17

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018	FOR	21

3.	Advisory (non-binding) vote to approve the compensation of our named executive officers	FOR	23

Proposal 1: Director Nominees
The following table provides summary information about each director nominee. Each director nominee will be elected to serve until the next annual meeting of stockholders.

Name	Age	Director Since	Occupation	Independent	Committees
Scott Anderson	59	1997	President, NE Wireless Networks, LLC	x	Audit (Chair); Nominating & Corporate Governance
Bandel Carano	56	1998	Managing Partner, Oak Investment Partners	x	Compensation
Eric DeMarco	54	2003	President and Chief Executive Officer, Kratos
William Hoglund (Chairman)	64	2001	Member, Safeboats International, LLP	x	Audit; Compensation; Nominating & Corporate Governance
Scot Jarvis	57	1997	Principal, Cedar Grove Partners, LLC	x	Audit; Compensation (Chair); Nominating & Corporate Governance
Jane Judd	71	2011	Senior Financial Executive (Ret.), Titan Corporation	x	Audit
Samuel Liberatore	80	2009	President (Ret.), Madison Research Division of Kratos	x	Nominating & Corporate Governance
Amy Zegart	50	2014	Senior Fellow, The Hoover Institution, Stanford University and Co-Director, Stanford Center for International Security and Cooperation	x	Nominating & Corporate Governance (Chair)

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018 (please review the complete Proposal No. 2 beginning on page 21 of this proxy statement).

Proposal 3: Advisory Vote to Approve Compensation of Named Executive Officers
We are asking our stockholders to provide an advisory vote relating to the compensation of our named executive officers. The Compensation Committee has developed our executive compensation strategy to achieve the following principal compensation objectives:

•
align executive compensation with our stockholders' interests, including placing a majority of compensation "at risk" and requiring that a significant portion of the Chief Executive Officer's and other executive management's equity awards vest in a manner that is directly tied to the Company's stock performance;

•	recognize individual initiative and achievements and successful execution of the Company's strategic plan, as approved by the Company's Board of Directors;

•	attract, motivate and retain highly qualified executives; and

•	create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.
At the 2017 Annual Meeting, our stockholders indicated approval of the compensation of our named executive officers, with 92.37% of the votes cast in favor of the advisory vote. We were very pleased with the voting results in light of the Compensation Committee's and the management's continuing efforts in gathering feedback from key stockholders regarding our executive compensation and developing a compensation structure that more closely aligns pay with performance and aligns the interests of our executives with our stockholders. We continue to regularly solicit feedback from the Company's stockholders regarding our performance, progress on executing the Company's strategic plan and our executive compensation philosophy and programs. As a result, our Compensation Committee has taken the following actions with respect to its executive compensation:
        2017 Executive Pay Highlights:    For 2017, the Compensation Committee implemented and/or continued a number of practices that provided more clear alignment between pay and performance, including:

•
Base Salary:  In light of the Budget Control Act of 2011 (“BCA”) which limited U.S. Federal Government discretionary spending including the Department of Defense (“DoD”) budget, the related defense industry contraction and the resulting challenging industry environment, the base salaries of all of our corporate named executive officers (the Chief Executive Officer and the Chief Financial Officer) and certain of our operational named executive officers (the division presidents) remained frozen at 2014 compensation levels. The ongoing salary freezes reflect the Compensation Committee’s emphasis on aligning pay and performance, taking into consideration the continued focus on internal investments in certain growth opportunities and related technologies, intellectual property, and new platforms and systems that the Company has been making and continues to make in its core businesses. The intent of the Compensation Committee is to construct a compensation program that continues to place significant emphasis on performance-based and long-term incentives, while being mindful of the DoD's current significant budgetary constraints and providing salaries that align with peer compensation data. The Compensation Committee strives for executive compensation to be at or near the median of peer companies' executive compensation.

•
Long-Term Equity Incentives:  Since 2013, the Company has issued an approximate 50%/50% mix of performance-based and time-based equity incentives, and the Company followed the same practice in 2017. Similar to 2016, long-term equity incentives granted in 2017 included performance-based restricted stock unit ("RSU") awards that vest 20% for every 10% increase in the closing price of the Company's common stock (above the grant date price of $7.51) that occurs within 10 years of the grant date; provided that such increase is sustained for 20 consecutive trading days and certain other conditions are met. The time-based RSU awards cliff vest 100% at the end of five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. Additionally, the Chief

Executive Officer's RSU awards granted in 2017 are subject to a five-year holding period under which the common stock underlying such RSUs will not be issued and released until five years from the applicable vesting date. In addition to awards made on the terms described above, in April 2017, the Company awarded to Steven Fendley, President of the Company's Unmanned Systems Division, 25,000 RSUs (which vest 25% on each anniversary of the date of grant) in recognition of previously defined objectives Mr. Fendley achieved in 2016 as Senior Vice President/General Manager of the Company’s Composite Engineering, Inc. subsidiary and 25,000 RSUs (which vest 20% on each anniversary of the date of grant) in recognition of the Company’s successful advancement to Phase II of the Defense Advanced Research Project Agency’s Gremlins program as a subcontractor.

•
Change in Control Agreements:  Continuing its practice from 2013, the Compensation Committee eliminated excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.

•	Anti-Hedging and Anti-Pledging Policy: The Company continued its policy that prohibits any hedging and pledging transactions by directors and executive officers.

•
Stock Ownership Target Guideline:  The Compensation Committee continued to implement a stock ownership target guideline for our Chief Executive Officer of 1% of our outstanding shares of common stock, including all shares held through options, RSUs, Employee Stock Purchase Plan ("Purchase Plan") purchases, open market purchases and 401(k) holdings.

•
Clawback Policy:  The Compensation Committee continued its Incentive Compensation Recoupment Policy, under which the Company will seek to recover full or partial portions of cash and equity-based incentive compensation received by executive officers when such incentive compensation either (i) was tied to the achievement of financial results that are subsequently restated to correct an accounting error due to material noncompliance with financial reporting requirements or (ii) would have been lower based upon the subsequently restated financial results.

        2018 Executive Pay Highlights:    For 2018, the Compensation Committee continued to focus on clear alignment between pay and performance:

•
Base Salary:  In light of the BCA, the resulting continued defense industry contraction and the very challenging DoD budgetary environment, and taking into consideration the continued focus on internal investments in certain growth opportunities and related technologies, intellectual property, and new platforms and systems that the Company has been making and continues to make in its core businesses, the base salaries of all of our named executive officers remained frozen at prior compensation levels. This salary freeze reflects the Compensation Committee’s emphasis on aligning pay with the Company’s long-term strategy and performance.

•
Long-Term Equity Incentives:  The Company continued its practice of issuing an approximate 50%/50% mix of performance-based and time-based equity incentives. After receiving feedback from the Company’s stockholders and a compensation consultant, the Compensation Committee modified the metrics for the 2018 performance-based RSUs, whereby (a) 50% vest based on total shareholder return (“TSR”) for the Company’s common stock relative to the Company’s peers over a three year period, and (b) 50% vest based on the Company’s EBITDA growth over a three year period. The time-based RSU awards cliff vest 100% at the end of five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. Additionally, the Chief Executive Officer's RSU awards granted in 2018 are subject to a five-year holding period under which the common stock underlying such RSUs will not be issued and released until five years from the applicable vesting date.

Additional information about our compensation philosophy and program, including the compensation actions summarized above, can be found in the "Compensation Discussion and Analysis" section beginning on page 31of this proxy statement. Our Board of Directors and Compensation Committee believe that the compensation of our named executive officers for fiscal year 2017 was appropriate and reasonable and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Compensation Committee believes that our compensation policies and procedures are effective in achieving the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives' long-term interests with those of our stockholders and motivating our executive officers to remain with the Company for long and productive careers.
        Cautionary Statement.    Any statements in this proxy statement that do not describe historical facts may constitute forward-looking statements. These forward-looking statements are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause our actual future results to differ materially from current expectations are identified and described in more detail in our filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
4820 EASTGATE MALL, SUITE 200
SAN DIEGO, CA 92121
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2018
General
The enclosed proxy is solicited on behalf of our Board of Directors (the "Board") for use at the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Kratos Defense & Security Solutions, Inc., to be held on June 19, 2018 at 9:00 a.m. local time and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Paul Hastings, LLP located at 4747 Executive Drive, San Diego, California 92121.
We intend to mail a Notice Regarding the Availability of Proxy Materials (the "Notice") or our proxy materials to all stockholders of record entitled to vote at the Annual Meeting on or about April 30, 2018. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials.
All references to us, we, our, the Company and Kratos refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, and its subsidiaries.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 19, 2018:
        Our Notice of Annual Meeting of Stockholders, proxy statement and 2017 Annual Report on Form 10-K are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Solicitation and Revocation of Proxy
Our Board is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or, if no designation is made, they will vote the proxies FOR the election of all of the director nominees, and FOR each of proposals 2, and 3. In their discretion, the proxy holders named in the proxy are authorized to vote on any matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. As of the date of this proxy statement, our Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.
If you give a proxy, you may revoke it at any time before the final vote at the Annual Meeting, either:
(1)   by revoking it in person at the Annual Meeting;
(2)   by sending a written notice that you are revoking your proxy to our Corporate Secretary at 4820 Eastgate Mall, Suite 200, San Diego, California, 92121; or
(3)   by submitting another properly completed and executed proxy card with a later date to us at the above noted address.
Your presence at the meeting will not automatically revoke your proxy, but if you attend the meeting and cast a ballot, your proxy will be revoked as to the matters on which the ballot is cast.

Shares Outstanding and Voting Rights
Only stockholders of record as of the record date, April 23, 2018, will be entitled to notice of and to vote at the Annual Meeting or at any continuation, postponement or adjournment of the original meeting. On the record date, our only class of voting stock outstanding was common stock. On April 23, 2018, 103,513,103 shares of common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters to be voted upon at the Annual Meeting.
How to Vote
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by attending the Annual Meeting and voting in person. You will be given a ballot at the Annual Meeting.
If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•	To vote via the Internet, go to the Internet address stated on your proxy card.

•	To vote by telephone, call the number stated on your proxy card.

•	To vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope.
Votes submitted via the Internet or by telephone must be received by 11:59 P.M. Eastern Time on June 18, 2018. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. If voting by mail, the proxy card must be received prior to the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.
        We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If at the close of business on April 23, 2018 your shares of common stock were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and you will receive a proxy card and voting instructions from that organization. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.
Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from your broker, bank or other nominee.
Voting Kratos Shares Held Through the Kratos 401(k) Plan
The Kratos 401(k) Plan provides that the trustee of the plan will vote the shares of our common stock that are not directly voted by the participants in the plan. If the trustee does not receive voting instructions from participants in the Kratos 401(k) Plan, the trustee may vote the shares of our common stock under such plan in the same proportion as the shares voted by all other respective plan participants. If the trustee receives a signed but not voted proxy card, the trustee will vote such shares of our common stock according to the Board's recommendations.

Counting of Votes; Quorum
The inspector of election appointed for the meeting by our Board will count the votes cast by proxy or in person at the Annual Meeting. The inspector will count those votes to determine whether or not a quorum is present.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock entitled to vote are represented by votes at the Annual Meeting or by proxy. At the close of business on April 23, 2018, the record date for the Annual Meeting, there were 103,513,103 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions will be counted toward the quorum requirement. Broker non-votes will also be counted toward the quorum requirement. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date to provide the Company with the opportunity to establish a quorum.
Required Vote
The following is a summary of the voting requirements that apply to the proposals discussed in this proxy statement:

Proposal		Vote Required	Discretionary Voting Allowed?
1.	Election of Directors	Plurality	No
2.	Ratification of Selection of Independent Registered Public Accounting Firm	Majority	Yes
3.	Advisory Vote to Approve the Compensation of Our Named Executive Officers	Majority	No
Our Board unanimously recommends a vote "FOR" the election of all of the director nominees and "FOR" each of proposals 2 and 3.
A "plurality" means, with regard to the election of directors, that the eight nominees for director receiving the greatest number of "for" votes from our shares entitled to vote will be elected.
A "majority" means that a proposal receives a number of "for" votes that is a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.
"Discretionary voting" occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which rules permit such bank, broker, or other holder of record to vote. As noted below, when banks, brokers, and other holders of record are not permitted under the rules to vote the beneficial owner's shares, the affected shares are referred to as "broker non-votes."
Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our Board and Compensation Committee will review the results of the votes and, consistent with our record of stockholder engagement, will take the results into account in making a determination concerning executive compensation.
Effect of Withhold Authority Votes, Abstentions and Broker Non-Votes
Withhold Votes:    Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the eight director nominees receiving the highest number of "for" votes will be elected. However, if any nominee for director receives a greater number of votes "withheld" than votes "for" his or her election, our corporate governance policies require that such person must promptly tender his or her resignation to the Board following certification of the vote. Any such resignation will be reviewed by our Nominating and Corporate Governance Committee and, within 90 days after the election, the Board will determine whether to accept, reject or take other appropriate action with respect to the resignation.
Abstentions:    Under Delaware law (under which Kratos is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting. Therefore, abstentions will have the same effect as a vote "against": Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers.
Broker Non-Votes:    Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters ("discretionary matters") but do not have discretion to vote uninstructed shares as to certain other matters ("non-discretionary matters"). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's inability to vote the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a "broker non-vote."
Banks, brokers, and other such record holders are not permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the votes on: Proposa1 No. 1—Election of Directors and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors and on the advisory vote related to the compensation of our named executive officers, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018 should be considered a routine matter. Therefore, your broker will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.
Delivery of Notice of Internet Availability of Proxy Materials; Delivery of Multiple Proxy Materials
Under rules adopted by the SEC, we may provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to some of our stockholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice also tells you how to access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
If you received more than one package of proxy materials, this means that you have multiple accounts holding shares of Kratos common stock. These may include: accounts with our transfer agent, Wells Fargo Shareowner Services; shares held in Kratos' 401(k) Plan or Purchase Plan; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.
Cost and Method of Solicitation
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, other employees, or consultants. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.
Stockholder List
A complete list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, for ten days prior to the date of the annual meeting during ordinary business hours at our principal offices located at 4820 Eastgate Mall, Suite 200, San Diego, California 92121.
Admission to the Annual Meeting
Everyone attending the Annual Meeting will be required to present both proof of ownership of the Company's common stock and a valid picture identification, such as a driver's license or passport. If your shares are held in the name of a bank, broker or other financial institution, you will need a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not have both proof of ownership of the Company's common stock and a valid picture identification, you may be denied admission to the Annual Meeting. Cameras and electronic recording devices are not permitted at the Annual Meeting.
If you need directions to the Annual Meeting so that you may attend or vote in person, please contact Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4820 Eastgate Mall, Suite 200, San Diego, California 92121, telephone (858) 812-7300.
Voting Results
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the "Form 8-K") that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

CORPORATE GOVERNANCE
Overview
We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Ethics, together with our certificate of incorporation, bylaws and the charters of the committees of our Board (the "Committees"), form the basis for our corporate governance framework. As discussed below, our Board has established three standing committees to assist it in fulfilling its responsibilities to the Company and its stockholders: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The Corporate Governance Guidelines are available for review on our website at www.kratosdefense.com/about-kratos/governance.
Director Independence
Our Board has unanimously determined that seven of our directors standing for re-election, Messrs. Anderson, Carano, Hoglund, Jarvis, and Liberatore and Mses. Judd and Zegart, who constitute a majority of the Board, are "independent" directors as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). In making this determination, the Board has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors have a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us) that could compromise the director's ability to act independently and in the best interests of the Company and its stockholders. In addition, based upon NASDAQ Marketplace Rule 5605(a)(2), the Board determined that Mr. DeMarco is not "independent" because he is the Company's President and Chief Executive Officer.
Nominations for Directors
The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating and Corporate Governance Committee will consider and evaluate any recommendation for director nominees proposed by a stockholder or group of stockholders that has continuously held at least 3% of the outstanding shares of our common stock entitled to vote at the annual meeting of stockholders for at least three years by the date the stockholder makes the recommendation and who satisfies the notice, information and consent provisions set forth in our Second Amended and Restated Bylaws, as amended (the "Bylaws"). The Nominating and Corporate Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.
In addition, our Bylaws set forth a process for stockholders to nominate individuals for election to the Board. See "Stockholder Proposals" below for additional information regarding the content and timing of the information that must be received by our Corporate Secretary for a director nominee to be considered for election at our 2019 Annual Meeting. A printed copy of our Bylaws may be obtained by any stockholder upon request to our Corporate Secretary at Kratos Defense & Security Solutions, Inc., 4820 Eastgate Mall, Suite 200, San Diego, California 92121.
The goal of the Nominating and Corporate Governance Committee is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience to Kratos. As stated in our Corporate Governance Guidelines, nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, absence of conflicts of interests with the Company, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar businesses, products or markets, and willingness to devote adequate time and effort to Board responsibilities. Although we do not have a written policy with respect to Board diversity, the Nominating and Corporate Governance Committee and the

Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.
Additionally, our Bylaws provide that in order to be eligible for election or appointment to the Board, an individual must (i) be at least 21 years of age, (ii) have the ability to be present, in person, at all regular and special meetings of the Board, and (iii) either (a) have substantial relevant experience in the national defense and security industry or (b) have, or be able to obtain, a U.S. government issued security clearance relevant to the business of the corporation. In addition to the foregoing, no person shall be eligible for election or appointment to the Board if such person has been convicted of a crime involving dishonesty or breach of trust or if such person is currently charged with the commission of or participation in such a crime. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in Kratos' best interests and that of our stockholders. The Nominating and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that at least a majority of the members of our Board must meet the definition of "independent director" under the NASDAQ Marketplace Rules or the listing standards of any other applicable self- regulatory organization. The Nominating and Corporate Governance Committee also believes it to be appropriate for certain key members of our management to participate as members of our Board.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board willing to continue to serve. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to be considered for re-election at an upcoming annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such cases, all of the members of our Board are polled for suggestions as to individuals meeting the criteria for nomination to our Board. Research may also be performed to identify qualified individuals. If the Nominating and Corporate Governance Committee believes that our Board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.
All directors and director nominees are required to submit a completed directors' and officers' questionnaire as part of the nominating process. At the discretion of the Nominating and Corporate Governance Committee, the nominating process may also include interviews and additional background and reference checks for non-incumbent nominees.
Stockholder Communications with Directors
The Board has adopted a Stockholder Communications with Directors Policy. The Stockholder Communications with Directors Policy is available for review on our website at www.kratosdefense.com/about-kratos/governance. Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail. Those who wish to send such communications may do so by addressing their communication to: Chairman of the Board or Board of Directors, c/o Corporate Secretary, Kratos Defense & Security Solutions, Inc., 4820 Eastgate Mall, Suite 200, San Diego, California 92121.
The Board has instructed the Corporate Secretary to review all communications so received and to exercise her discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.
Code of Ethics
Our Board has adopted a Code of Ethics that applies to all of our directors, officers and employees. The Code of Ethics is available for review on our website at www.kratosdefense.com/about-kratos/

governance and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Kratos Defense & Security Solutions, Inc., 4820 Eastgate Mall, Suite 200, San Diego, California, 92121, Attention: Investor Relations. Each of our directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller, and all of our other Principal Executive Officers, are required to comply with the Code of Ethics. The Audit Committee is responsible for reviewing and approving all amendments to the Code of Ethics and all waivers of the Code of Ethics for executive officers or directors and providing for prompt disclosure of all amendments and waivers required to be disclosed under applicable law. We will disclose future amendments to our Code of Ethics or waivers required to be disclosed under applicable law from our Code of Ethics for our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, and our other executive officers and our directors on our website, www.kratosdefense.com, within four business days following the date of the amendment or waiver. There have not been any waivers of the Code of Ethics relating to any of our executive officers or directors in the past year.
Meetings and Committees of the Board
Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the Committees. Regular communications between our directors and management also occur apart from meetings of the Board and the Committees.
Meeting Attendance
Our Board normally meets quarterly but may hold additional meetings as required. During fiscal year 2017, the Board held five regularly scheduled meetings, five special meetings and acted by unanimous written consent four times. Each of our directors attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings of each Committee on which he or she was serving. All eight of our directors attended last year's annual meeting of stockholders.
Our Board has adopted a "Board Member Attendance at Annual Meetings Policy," which strongly encourages all directors to attend the Company's annual meetings of stockholders. The full policy is available for review on our website at www.kratosdefense.com/about-kratos/governance.
Executive Sessions
Executive sessions of independent non-employee directors are held in connection with each regularly scheduled Board meeting and at other times as necessary, and are chaired by our Chairman of the Board. The Board's policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and other non-independent directors, if any. The Committees of our Board may also meet in executive session at the end of each Committee meeting. Executive sessions of the Audit Committee and Compensation Committee are routinely held with the regularly scheduled meetings of the respective committees.
Committees of the Board
Our Board currently has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Audit Committee
Our Audit Committee consists of Messrs. Anderson (Chairperson), Hoglund and Jarvis and Ms. Judd. Our Board has affirmatively determined that each member of the Audit Committee is independent under NASDAQ Marketplace Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Marketplace Rule 5605(c), the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and applicable rules of the SEC. Our Board has also affirmatively determined that Ms. Judd qualifies as an "audit committee financial expert" as such term is defined in Regulation S-K under the Securities Act of 1933, as amended. During 2017, the Audit Committee met eight times.

The Audit Committee acts pursuant to a written charter, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Audit Committee include overseeing, reviewing and evaluating our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and as necessary, the termination of our independent auditors. Additional information regarding the Audit Committee is set forth below in the Report of the Audit Committee.
Compensation Committee
Our Compensation Committee consists of Messrs. Carano, Hoglund and Jarvis (Chairperson). Our Board has affirmatively determined that each member of the Compensation Committee is independent as such term is defined under NASDAQ Marketplace Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Marketplace Rule 5605(d). During 2017, the Compensation Committee formally met four times and has had further additional discussions as they deem appropriate. Our Board has adopted a charter for the Compensation Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The Compensation Committee reviews and makes recommendations to our Board concerning the compensation and benefits of our executive officers (including the Chief Executive Officer) and directors, oversees the administration of our equity and employee benefits plans, and reviews general policies relating to compensation and benefits. In accordance with NASDAQ Marketplace Rule 5605(d), the Compensation Committee evaluates the independence of each compensation consultant, outside counsel and advisor retained by or providing advice to the Compensation Committee. The Compensation Discussion and Analysis section below provides additional information regarding the Compensation Committee's processes and procedures for considering and determining executive compensation.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Ms. Zegart (Chairperson) and Messrs. Anderson, Hoglund, Jarvis and Liberatore. Our Board has affirmatively determined that each member of the Nominating and Corporate Governance Committee is independent as such term is defined under NASDAQ Marketplace Rule 5605(a)(2). The Nominating and Corporate Governance Committee evaluates and recommends to the Board nominees for each election of directors. The Nominating and Corporate Governance Committee met four times in 2017. Our Board has adopted a charter for the Nominating and Corporate Governance Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board with respect to the nominations or elections of directors and providing oversight of our corporate governance policies and practices.
Board and Committee Effectiveness
The Board and each of its Committees perform an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. The Board and Committee evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.
Board Leadership Structure
The Board believes that its current independent Board structure is best for our Company and provides good corporate governance and accountability. The Board does not have a fixed policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of the Company and its stockholders. The functions of the Board are carried out by the full Board, and when delegated, by the Committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.

The Board believes that the current structure of a separate Chairman of the Board and Chief Executive Officer is the optimum structure for the Company at this time, taking into consideration Mr. DeMarco's active role in pursuing the Company's business and strategic plans.
Board Role in Risk Management
The risk oversight function of the Board is carried out by both the Board and each of its Committees, with the primary responsibility for identifying and managing risk at the Company resting with senior management. While the risk oversight function and matters of strategic risk are considered by the Board as a whole, each of the Committees has the following risk oversight responsibilities:

•
As provided in its charter, the Audit Committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Each quarter, our head of Internal Audit has reported directly to the Audit Committee on the activities of our internal audit function and at least annually our General Counsel reports directly to the Audit Committee on our ethics and compliance program. Management also reports to the Audit Committee on legal, finance, accounting and tax matters at least quarterly. The Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as-needed basis. The Audit Committee typically also has executive meetings with the internal auditors and external auditors without senior management.

•	As provided in its charter, the Nominating and Corporate Governance Committee considers risks related to regulatory and compliance matters.

•	As provided in its charter, the Compensation Committee considers risks related to the design of the Company's compensation programs for our executives.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2017, no members of our Compensation Committee were officers or employees of Kratos or any of our subsidiaries or had any relationship otherwise requiring disclosure hereunder. In addition, none of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or our Compensation Committee.
Certain Relationships and Related Party Transactions
None of our directors are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their service on the Board that would be required to be disclosed pursuant to NASDAQ Rule 5250(b)(3).
During fiscal year 2017, the Company paid $2,758,387 to one of its suppliers, 5-D Systems, Inc. ("5-D") for engineering services rendered to its Unmanned Systems Division. Steve Fendley, who was promoted in January 2017 to President of our Unmanned Systems Division, is a cofounder and currently owns 50% of 5-D.
In December 2017, the Company redeemed all of its outstanding 7.00% Senior Secured Notes due in 2019 (the “7% Notes”) in connection with the refinancing of its indebtedness. All of the 7% Notes, including those held by Mr. DeMarco, the Company’s President and Chief Executive Officer, were redeemed on identical terms. The redemption payment with respect to the $1,210,000 principal amount of 7% Notes held by Mr. DeMarco was $1,249,997.22 (which represented a redemption premium of 102.625% on the outstanding principal amount, plus $8,234.72 for accrued and unpaid interest).
Procedures for Approval of Related Party Transactions
Under its charter, the Audit Committee is charged with reviewing all potential related party transactions. Our policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, is responsible for reviewing and approving related party transactions. All such related party transactions are then reported where required under applicable SEC rules. With respect to related party transactions with 5-D, the Audit Committee has delegated authority to the Chief Executive

Officer to review and approve transactions, subject to management presenting approved transactions to the Audit Committee on at least a quarterly basis for further review and ratification by the Audit Committee. Aside from this policy and procedure, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of eight directors, seven of whom are independent directors within the meaning of the listing standards of The NASDAQ Stock Market ("NASDAQ"), and all of whom are standing for re-election to the Board at the Annual Meeting. All directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal.
Our Board has designated the persons named below as nominees for election of directors. All nominees are currently serving as directors of the Company. If elected at the Annual Meeting, each of the nominees will serve until our 2019 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.
Information Regarding Directors
Nominees for Election to the Board:

Name	Age	Committees
Scott Anderson	59	Audit Committee (Chair) Nominating and Corporate Governance Committee
Bandel Carano	56	Compensation Committee
Eric DeMarco	54
William Hoglund, Chairman	64	Audit Committee Compensation Committee Nominating and Corporate Governance Committee
Scot Jarvis	57	Audit Committee Compensation Committee (Chair) Nominating and Corporate Governance Committee
Jane Judd	71	Audit Committee & Designated Financial Expert
Samuel Liberatore	80	Nominating and Corporate Governance Committee
Amy Zegart	50	Nominating and Corporate Governance Committee (Chair)
Scott Anderson
Scott Anderson has served as a director since March 1997. Mr. Anderson has been President and Chief Executive Officer of NE Wireless Networks, LLC, a wireless telecommunications provider in Maine, since September 2013. Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment and consulting/advisory partnership, since 1997, and a principal of Cedar Grove Investments, LLC, a private seed capital firm, since 1998. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group, from 1986 until 1997. Before joining McCaw Cellular in 1986, Mr. Anderson was engaged in private law practice. More recently, Mr. Anderson served on the board of directors and was Audit Committee Chairman of SunCom Wireless Holdings, Inc. until its acquisition by T‑Mobile USA, Inc. in February 2008. In addition, Mr. Anderson served on other public company boards prior to 2002. Mr. Anderson was also a director of TC Global, Inc., a public company registrant, from July 2010 to November 2013. He currently serves on the board of directors of several private companies, including NE Wireless Networks, LLC, Globys, Inc., and Anvil Corp., all private companies; and is the Chairman of the board of directors of Opanga, Inc. and serves as an advisor to the board of directors of Tupl, Inc., both of which are also private companies. Mr. Anderson received a bachelor’s degree in History from the University of Washington, magna cum laude, and a law degree from the University of Washington Law School, with highest honors. Mr. Anderson’s formal legal training, extensive experience in mergers and acquisitions, experience with litigation matters, and experience on public company boards and audit committees provide important resources in his service on our Board and in his capacity as the chairman of our Audit Committee. Mr. Anderson holds a Top Secret National Security Clearance.
Bandel Carano
Bandel Carano originally served as a director from August 1998 to June 2001 and re-joined our Board in October 2001. Mr. Carano joined Oak Investment Partners, a multi-stage venture capital firm, in 1985 and became a General Partner in 1987. Mr. Carano's investment focus is on disruptive technologies. In addition to Kratos, Mr. Carano is currently on the boards of directors of NeoPhotonics Corporation and numerous private companies. He also currently serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Prior to Oak Investment Partners, Mr. Carano joined Morgan Stanley's Venture Capital Group in 1983. He was responsible for advising Morgan Stanley on high-tech new business development, as well as sponsoring venture investments. Mr. Carano received bachelor's and master's degrees in Electrical Engineering from Stanford University. Mr. Carano's technical engineering background and experience with several companies in the defense technology industry is particularly relevant to his understanding of our current service and product offerings and overall long-term strategy of future offerings. He also has significant expertise in evaluating various merger and acquisition targets for synergistic technical platforms. Mr. Carano holds a Top Secret National Security Clearance.
Eric DeMarco
Eric DeMarco joined Kratos in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed as a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to joining the Company, Mr. DeMarco most recently served as President and Chief Operating Officer of The Titan Corporation ("Titan"), then a NYSE-listed corporation, prior to its acquisition by L-3 Communications. Prior to his being named President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multi-national corporations and publicly traded companies. Mr. DeMarco received a bachelor's degree in Business Administration and Finance, summa cum laude, from the University of New Hampshire. Under Mr. DeMarco, we successfully transitioned from a wireless communications company to a national defense and homeland security product solutions business through both organic growth and strategic acquisitions. Mr. DeMarco's in-depth knowledge of our business and operations, his experience in the defense contracting industry, and his experience with publicly traded companies position him well to serve as our Chief Executive Officer and a member of our Board. Mr. DeMarco holds a Top Secret National Security Clearance.
William Hoglund
William Hoglund has served as a director since February 2001 and Chairman of the Board since June 2009. Mr. Hoglund has been a director and owner of SAFE Boats International, a leading manufacturer of vessels for military, law enforcement, and commercial purposes, since 2000. From 1994 to 2000, Mr. Hoglund served as Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company. During his tenure at Eagle River, Mr. Hoglund served as a director of Nextel Communications, Inc. and Nextlink Communications, Inc. From 1977 to 1994, Mr. Hoglund worked for J.P. Morgan & Co. and several of its subsidiaries. Mr. Hoglund held a variety of positions in J.P. Morgan's commercial and investment banking operations. Mr. Hoglund received a bachelor's degree in Management Science and German Literature, cum laude, from Duke University and a master in business administration from the University of Chicago. Mr. Hoglund's financial experience and expertise in both the public and private marketplace make him well suited for his role as a member of the Audit Committee. He also brings significant experience in the defense contracting industry. He has served on various independent committees of the Board, has taken an active leadership role, and is well qualified to serve as the Chairman of the Board. Mr. Hoglund holds a Top Secret National Security Clearance.

Scot Jarvis
Scot Jarvis has served as a director since February 1997. Mr. Jarvis co‑ founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership with a focus on wireless communications investments. Prior to co‑founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., an investment firm owned by Craig McCaw. While at Eagle River he founded Nextlink Communications on behalf of McCaw and served on its board of directors. He has also served on the board of directors of Nextel Communications, NextG Networks, Inc., Leap Wireless, and Rootmetrics, Inc. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications until it was sold to AT&T. Mr. Jarvis served on the board of directors of Vitesse Semiconductor from 2012 until its acquisition by Microsemi Corporation in April 2015. Mr. Jarvis currently serves on the board of directors of Airspan Networks (since 2011), MobiTV (since 2013), Spectrum Effect (since February 2018), and Slingshot Sports (since 1999). Mr. Jarvis is a venture partner with Oak Investment Partners, a multi‑stage venture capital firm. Mr. Jarvis holds a bachelor’s degree in Business Administration from the University of Washington. Mr. Jarvis has extensive experience with mergers and acquisitions transactions, which has been of particular significance to the Board during the Company’s pursuit of growth strategies through mergers and acquisitions. Mr. Jarvis holds a Top Secret National Security Clearance.
Jane Judd
Jane Judd has served as a director since January 2011. Prior to her retirement in 2006, Ms. Judd served as Senior Vice President, Chief Financial Officer, and a member of the board of directors of Telisimo International, a communications company, from May 1996 to November 2006. Prior to that, Ms. Judd was Vice President and Corporate Controller of The Titan Corporation from April 1986 to May 1996. Titan was a publicly traded major national defense services and solutions provider before its acquisition by L-3 Communications in 2005. Ms. Judd is a Certified Public Accountant, and she received a bachelor's degree from the University of Utah in 1976. Ms. Judd brings financial experience and expertise to the Board with her background in public accounting and financial leadership roles, which includes experience in the defense services industry. With these skills, Ms. Judd is well qualified to serve as the designated audit committee financial expert for our Board. Ms. Judd holds a Top Secret National Security Clearance.
Samuel Liberatore
Samuel Liberatore has served as a director since January 2009. Prior to that time, Mr. Liberatore was the Chief Operating Officer for Madison Research Corporation, building it from approximately $3 million in annual revenues to $64 million, until its acquisition by Kratos in 2006, and was President of Kratos' Weapon Systems Solutions (Madison Research) division until he retired in December 2008. Beginning in July 1994 and until June 2001, Mr. Liberatore served as Program Manager and lead engineer in support of the PAC-3 missile program for Madison Research Corporation. From 1989 to 1994, he served as Director of Ballistic Missile Defense of BDM International. Mr. Liberatore served for 30 years in the U.S. Army, where he held a variety of positions related to weapon system operations, research, development and acquisition before retiring as a Colonel in 1989. He holds a bachelor's degree in Mathematics from Loyola College, Baltimore and a master's degree in Guided Missile Engineering from the University of Texas, El Paso. In addition to normal operational and command assignments, Mr. Liberatore was the Project Manager for the HAWK missile system and Chief of Missiles and Air Defense Systems at Headquarters Department of the Army for the research, development and acquisition of all U.S. Army missile and air defense systems. Mr. Liberatore brings to the Board prior experience as a military officer, extensive experience and expertise working in the missile defense industry, and recent experience working in the defense contracting industry. Mr. Liberatore holds a Top Secret National Security Clearance.
Amy Zegart
Amy Zegart has served as a director since September 2014. Ms. Zegart is the Davies Family Senior Fellow at the Hoover Institution, a professor of political science (by courtesy) at Stanford University, and co‑director and senior fellow at the Center for International Security and Cooperation, Freeman Spogli Institute for International Studies, Stanford University. Until 2011, she served as professor of public policy at UCLA’s Luskin School of Public Affairs. An award‑ winning author, Ms. Zegart’s research examines the organizational challenges of American national security agencies, U.S. foreign policy, cybersecurity, and global political risk. For several years, she has co-taught a Stanford MBA course with Condoleezza Rice about how business leaders can manage political risk. Their co-authored book on the subject is currently scheduled to be published in May 2018. Ms. Zegart served on the Clinton administration’s National Security Council staff and as a foreign policy adviser to the Bush‑Cheney 2000 presidential campaign. She has testified before the Senate Intelligence Committee, provided training to the U.S. Marine Corps, and advised officials on intelligence and homeland security matters. From 2009 to 2011, she served on the National Academies of Science Panel to Improve Intelligence Analysis. She has served on the FBI Intelligence Analysts Association National Advisory Board, the Los Angeles Police Department’s Counter‑Terrorism and Community Police Advisory Board, and the Secretary of Energy Advisory Board Task Force on Nuclear Nonproliferation. She is a lifetime member of the Council on Foreign Relations. Prior to her academic career, she was a management consultant at McKinsey & Company. A former Fulbright scholar, Ms. Zegart received an A.B. in East Asian studies magna cum laude from Harvard University and an M.A. and Ph.D. in political science from Stanford University. Ms. Zegart brings significant knowledge on national and international security issues to the Board. Ms. Zegart holds an interim Top Secret National Security Clearance.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending December 30, 2018. Deloitte was appointed as our independent registered public accounting firm in June 2013. Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders' best interests.
Audit and Other Fees
As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2017 by the Company's independent registered public accounting firm is compatible with maintaining their independence.
The following table sets forth the aggregate fees for services provided to us by Deloitte for the fiscal years ended December 25, 2016 and December 31, 2017. All fees described below were approved by the Audit Committee.

	Fiscal 2016	Fiscal 2017
Audit Fees(1)	$2,024,042	$2,121,223
Audit-Related Fees(2)	141,986	331,991
Tax Fees(3)	14,516	93,237
All Other Fees	—	—
TOTAL	$2,180,544	$2,546,451
_______________________________________________________________________________

(1)
Audit Fees consist of fees billed and expected to be billed for professional services rendered for the integrated audit of Kratos' consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, services related to compliance with the provisions of the Sarbanes-Oxley Act, Section 404, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed and expected to be billed for professional services rendered by Deloitte that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above as Audit Fees. The 2016 amount includes $141,986 for professional fees rendered related to the filing of a Form S-3 related to our equity offering in November 2016. The 2017 amount includes $197,414 related to the filing of Form S-3’s related to our equity offerings in March and September 2017, $19,932 related to a Form S-8 filing and $99,718 related to our 7% Notes refinancing in November 2017.

(3)
Tax Fees consist of fees billed and expected to be billed related to the review of our tax accruals and tax returns. Fiscal year 2017 fees increased as a result of additional services related to the enactment of the Tax Cuts and Jobs Act of 2017 and tax services related to merger and acquisition activity.

Audit Committee Pre-Approval Policy
The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre- approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Since June 2013, each new engagement of Deloitte has been approved in advance by the Audit Committee. All of the services of Deloitte for 2016 and 2017 described above were approved in advance by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2018.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
At the 2018 Annual Meeting, our stockholders will be asked to provide an advisory vote relating to the compensation of our named executive officers during fiscal year 2017. The Compensation Committee sets target direct compensation at a level commensurate with the executives' and the Company's performance relative to our Compensation Peer Group (as defined below) utilizing individual and market measures. In addition, the Compensation Committee has determined that a substantial majority of our executives' compensation should be provided in the form of variable, performance-based compensation that directly links our executives' compensation to the Company's long-term performance.
The Company's strategy is to continue to grow our business as a proprietary systems, products, solutions and intellectual property based national security company. The Company’s core businesses are Satellite Communications, Microwave Electronics, Unmanned Systems, Missile Defense and Training Solutions. A key element of the Company's differentiated strategy is our demonstrated ability to rapidly develop, demonstrate and field high technology offerings at an affordable cost. The Board and the Compensation Committee believe that our executive compensation programs have played an important role in the Company's progress in achieving its key strategic goals as well as its ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.
Our Compensation Committee believes that our executive compensation programs are structured in the best manner possible to support the Company, our stated strategy and our business objectives.

•
Our compensation programs are substantially tied to our key business and strategic objectives and the interests of our stockholders. If the value we deliver to our stockholders declines, so does a primary element of the compensation we deliver to our executives.

•	We maintain a very high level of corporate governance over our executive pay programs.

•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

•
Our Compensation Committee, Chairman, Chief Executive Officer, and Human Resources Department engage in a rigorous talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

These compensation practices allow the Company to achieve the following objectives:

•
align executive compensation with our stockholders' interests by placing a majority of compensation "at risk" and requiring that a significant portion of our Chief Executive Officer's and other executive management's equity grants vest in a manner that is directly tied to the Company's stock performance;

•	incentivize individual performance achievements;

•	attract, motivate and retain highly qualified executives; and

•	create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.
As a result of the multi-pronged efforts to gather feedback from key stockholders regarding our executive compensation that management and the Compensation Committee have undertaken since 2012, our Compensation Committee has taken several actions to align pay with performance and align the interests of our executives and the Company's stockholders. At the 2017 Annual Meeting, we asked our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers during fiscal year 2016. Our stockholders indicated approval of the compensation of our named executive officers, with 92.37% of the votes cast in favor of the advisory vote to approve named executive officer compensation. We were pleased with the voting results in light of the Compensation Committee and the management's continuing efforts in gathering feedback from key stockholders regarding our executive compensation and developing a compensation structure that closely aligns pay with performance and aligns the interests of our executives with our stockholders. Our Compensation Committee considered the overwhelming stockholder approval of the 2016 executive compensation as an endorsement of our compensation philosophy. As such, our Compensation Committee employed many of the same principles in developing our compensation programs for 2017.
In establishing the 2017 executive compensation program, our Compensation Committee considered the achievements made by the Company in 2016, including the critical inflection that occurred regarding Kratos' long-term strategic unmanned tactical drone system initiative. The Company has invested over $85 million in its Unmanned Aerial Systems ("UAS") business from 2012 through 2017, including internal research and development, non-recurring engineering, and capital expenditures and contract development costs related to new high performance UAS platforms. The Company’s adjusted EBITDA and cash flows have been adversely impacted by these investments throughout these periods, especially when combined with the challenging DoD budgetary environment which adversely impacted the industry as a result of the BCA. In 2016, the Company was successfully awarded all major procurements that the Company had pursued in the high performance unmanned aerial system area. As the Company looked towards fiscal year 2017, Company management and the Board recognized that it was critical to continue the significant momentum the Company had realized in the unmanned aerial drone system business area and to focus on the Company’s longer term growth prospects and opportunities for margin expansion and cash flow generation. Certain of the notable accomplishments that the Company's executive management team was able to successfully achieve in 2016 and 2017 were the following:

•
Generated significant stockholder value through all of the efforts and initiatives noted herein, and as represented by the 80.5% and 43.1% increase in the Company's total stockholder returns or stock price from 2015 to 2016, and from 2016 to 2017, respectively.

•
Realized important progress in large, new growth and opportunity areas, including unmanned systems, satellite communications, missile defense, training solutions and microwave products, including the following:

•
As a result of the Company’s successful demonstration flights of its Unmanned Tactical Aerial Platform ("Mako ") in 2015 and Kratos’ demonstrated commitment and ability to invest in new technologies and to rapidly develop and deliver new platforms at an affordable cost, the Company was awarded a single award prime contract of $12.6 million in October 2016 from the Defense Innovative Unit Experimental, in coordination with other National Security related agencies, to integrate certain sensors into the Mako UAS and to further demonstrate flight, overall system integration and other capabilities in a large, complex exercise which was successfully completed in the third quarter of 2017. As a result of these successes, management expects the Mako UAS to receive increased funding in the 2018 DoD budget and for numerous Makos to continue to successfully perform their missions in customer funded exercises.

•
In 2016, the Company was awarded two of the four Gremlins Phase I UAS contracts awarded by the Defense Advanced Research Projects Agency ("DARPA"), the government’s leader in breakthrough technologies for national security. For one contract award, Kratos was a prime or lead contractor, and for the other contract award, Kratos is teamed with a lead partner company, Dynetics. In 2017, the Company successfully advanced to Phase II of the Gremlins program, teamed with its partner company, whereby Kratos is responsible for the unmanned aerial drone platform. The Company recently advanced to Phase 3 of the Gremlins program, teamed with its partner company in April 2018.

•
In July 2016, Kratos received a single award cost share contract from the Air Force Research Laboratory (“AFRL”) for a new high performance unmanned tactical aerial system platform, the Low Cost Attritable Strike Aerial Demonstrator (“LCASD”). The Company was awarded the contract after a solicitation which included seven competitors.

The Company structured its proposal as a cost share contract, with the U.S. Government funding $7.3 million and the Company investing up to $33.5 million over the approximate 30 month period of performance. The Company structured the contract in this manner in order to retain intellectual property rights, the data package, hard and other assets, including aircraft, related support and other equipment, software and system rights. The LCASD is an approximately 30 foot by 22 foot unmanned strike aerial drone system. The Company expects the initial flight of this leading technology UAS to occur in late 2018.

•
The Company has successfully redeveloped its Air Force Subscale Aerial Target BQM-167 into what it believes to be the highest performance unmanned aerial drone system in the world, the U.S. Navy Sub-Sonic Aerial Target (“SSAT”) Drone BQM-177A. Low rate initial production of this new drone system was awarded to Kratos in June 2017. Management expects the SSAT program to become one of the largest and most important to Kratos in the near term.

•
The Company recently received a single award contract of $93 million from the U.S. Army Contract Command for advanced subscale aerial drone systems, an unmanned target aircraft with launchers and associated ground equipment and spares, with an estimated completion date of December 17, 2022.

•
The Company recently received an approximately $23 million sole source initial production award for a new high performance, jet powered UAS which has been under development, with an expected execution period through 2018.

•
Kratos made targeted investments in strategic growth focus areas including its microwave products, unmanned systems, satellite communications and training systems businesses, each with potential long-term growth prospects. As a result, the Company was awarded a $46 million single award training contract to support the Royal Saudi Naval Forces, a $54 million contract for Marine Common Aircrew Trainers, and a $20 million contract for a KC-46 Tanker Maintenance Training System. The Company was also recently awarded an initial $20 million production award in support of the electronic warfare suite of a 4.5 generation fighter aircraft, and the Company recently received an $11 million contract award related to Ballistic Missile Targets.

•
The Company achieved organic revenue growth in 2016 for the first time since 2012, with a 1.8% increase, or revenues of $668.7 million in 2016, up from $657.1 million in 2015. This growth trajectory continued in 2017 with an increase of 12.4% from revenues of $668.7 million in 2016 to $751.9 million in 2017. Such organic revenue growth was possible due to the somewhat improved clarity and DoD budgetary environment after implementation of the 2015 bi-partisan spending bill which defined DoD budget amounts for 2016 and 2017, and as a result of the benefits of certain of the strategic investments the Company has made in recent years. The notable year over year increase in revenues from 2016 to 2017 included growth of 60.6% in the Company’s Unmanned Systems Division.

•
Management successfully positioned the Company for expected significant future growth as a result of the multiple large and new programs Kratos recently received by recapitalizing the Company and strengthening its balance sheet. The Company sold an aggregate of approximately 41.4 million shares of its common stock, raising net proceeds of $269.1 million in 2017 and approximately $76.2 million in 2016, and refinanced its remaining 7% Notes balance of $431.1 million at December 25, 2016 with, in part, the proceeds of an issuance of $300 million of 6.5% Senior Notes due 2025 (the "6.5% Notes"). This refinancing reduced overall indebtedness by $137.6 million in 2017, with a reduction of approximately $11.1 million of annual cash interest. The Company’s reset capital structure, which includes approximately $129.6 million in cash on the balance sheet at December 31, 2017, has reduced Company net leverage to approximately 3.0x, increased liquidity and increased financial flexibility.

•
As a result of the recapitalization of the Company, Kratos received improved ratings in 2017 from both Moody’s Investor Service and Standard & Poors, which have both increased their credit ratings to “B2” and “B”, respectively.

Kratos’ Compensation Committee applied its philosophy of paying for performance and aligning executive management and stockholder interests in several key ways in 2017, including:

•	Freezing 2017 base salaries at 2014 levels for the Company’s Chief Executive Officer, other executive officers and certain of our operational executive officers.

•
Issued an approximate 50%/50% mix of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. The Compensation Committee applied aggressive performance measures for the vesting of the 2017 performance‑based RSUs, which vest 20% for every 10% increase in the closing price of the Company’s common stock (above the grant date price of $7.51) that occurs within 10 years of the grant date; provided that such 10% increase is sustained for 20 consecutive trading days and certain other conditions are met. Additionally, time‑based RSUs aligned long‑term stockholder and executive interests with five‑year cliff vesting for executive officers and a subsequent five‑year holding period for the Chief Executive Officer.

•	Issued bonuses at the end of 2017 in recognition of executive management's non-financial and financial achievements in 2017.

•	Continued its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.

•	Maintained double trigger vesting on all equity awards granted in 2017.

•	Continued the Company's Anti-Hedging and Anti-Pledging Policy.

•	Maintained a Stock Ownership Target Guideline of 1.0% of common stock outstanding for the Chief Executive Officer.

•	Adopted an Incentive Compensation Recoupment Policy in November 2015 for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act.
These efforts are discussed in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 31.
In light of the above and as discussed in the Compensation Discussion and Analysis section of this proxy statement, the Board and the Compensation Committee believe that the compensation of our named executive officers for fiscal year 2017 was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Board and the Compensation Committee believe that our compensation policies and procedures are effective in achieving the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives' long-term interests with those of our stockholders and motivating our executives to remain with the Company for long and productive careers.
Therefore, our Board and Compensation Committee are again seeking input from our stockholders through this advisory vote to approve the compensation of our named executive officers as described in this proxy statement in the section titled "Compensation Discussion and Analysis" beginning on page 31, in the compensation tables beginning on page 49, and in any related narrative discussion contained in this proxy statement.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

"RESOLVED, that the stockholders of Kratos Defense & Security Solutions, Inc. approve, on an advisory and non-binding basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement."
While this stockholder vote on executive compensation is merely advisory and will not be binding upon us, our Board or our Compensation Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. The next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2019 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
As more fully described in its charter, the Audit Committee oversees our financial reporting process and internal control structure on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. The Company's independent registered public accounting firm is responsible for performing an audit of our annual consolidated financial statements in accordance with generally accepted accounting principles and for issuing a report on those statements and expressing an opinion on the conformity of these audited financial statements. The Audit Committee met eight times during 2017 and met regularly with our independent and internal auditors, both privately and with management present.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The Audit Committee has also discussed with the independent auditors matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee is responsible for the engagement of the independent auditors and has appointed Deloitte to serve in that capacity since June 2013. In connection therewith, the Audit Committee: received written disclosures and the letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence; reviewed periodically the level of fees approved for payment to Deloitte and the pre-approved non-audit services it has provided to us to ensure their compatibility with Deloitte's independence; and reviewed Deloitte's performance, qualifications and quality control procedures.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC. The Audit Committee also selected Deloitte as our independent auditor for 2018.

Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Scott Anderson, Chairperson William Hoglund Scot Jarvis Jane Judd
        The foregoing Report of the Audit Committee is not "soliciting material," is not deemed "filed" with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") except to the extent we specifically incorporate this report by reference.

EXECUTIVE COMPENSATION
Our Executive Officers
Executive officers are elected by our Board and serve at its discretion. There are no family relationships between any director or executive officer and any other directors or executive officers. Set forth below is information regarding our current executive officers.

Name	Position	Age
Eric DeMarco(1)	Chief Executive Officer and President	54
Deanna Lund	Executive Vice President and Chief Financial Officer	50
Maria Cervantes de Burgreen	Vice President and Corporate Controller	43
Marie Mendoza	Vice President and General Counsel	45
Jonah Adelman	President, Microwave Electronics	67
Phillip Carrai	President, Technology & Training Solutions	57
David Carter	President, Defense & Rocket Support Services	60
Steven Fendley	President, Unmanned Systems	49
Benjamin Goodwin	President, Public Safety & Security	78
Thomas Mills	President, Modular Systems	58
_______________________________________________________________________________

(1)	The biographical information for Eric DeMarco is provided in the section identifying the Director nominees beginning on page 17.
Each executive officer holds office until his or her respective successor has been appointed, or until his or her earlier death, resignation or dismissal. Historically, our Board has designated our executive officers annually at its first meeting following the annual meeting of stockholders.
        Deanna Lund has served as Kratos' Executive Vice President and Chief Financial Officer since April 2004. Prior to joining Kratos, Ms. Lund most recently served as Vice President and Corporate Controller of The Titan Corporation from July 1998 to 2004, then an NYSE-listed corporation, prior to its acquisition by L-3 Communications, and as its Corporate Controller beginning in December 1996. Ms. Lund was also Titan's Corporate Manager of Operations Analysis from 1993 to 1996. Prior to that time, Ms. Lund worked for Arthur Andersen LLP. Ms. Lund received a bachelor's degree in Accounting from San Diego State University, magna cum laude, and is a Certified Public Accountant.
        Maria Cervantes de Burgreen has served as the Company's Vice President, Corporate Controller, and Principal Accounting Officer since May 2016. Ms. Cervantes de Burgreen brings significant accounting, finance, business, and public company experience and skills to the Company. Ms. Cervantes de Burgreen has most recently served as the Company's Director of Internal Audit since May 2012, where she gained a comprehensive knowledge of the Company's businesses and operations, including its financial operations and processes. From 2002 to 2012, Mrs. Cervantes de Burgreen served in numerous positions, including Senior Manager of SOX and DCAA Compliance and Corporate General Accounting Manager for Science Applications International Corporation. Ms. Cervantes de Burgreen is a Certified Public Accountant and worked as a Senior Auditor with the public accounting firm Pricewaterhouse Coopers. Ms. Cervantes de Burgreen earned a bachelor's degree in Business Administration with an emphasis on Accounting from the University of San Diego.
        Marie Mendoza has served as the Company's Vice President and General Counsel since December 2015. Ms. Mendoza previously served as the Company's Senior Corporate Attorney since December 2011. Prior to joining Kratos, Ms. Mendoza was a Partner with the law firm of Burke, Williams & Sorensen, LLP from 2002 to 2006 and then GCR, LLP in San Diego from 2006 to 2011, where she represented public agencies and commercial companies on a variety of matters including contract negotiation and disputes, labor and employment, construction, board governance, commercial leases, trademark infringement and various other matters. Ms. Mendoza received a bachelor's degree in Political Science from the University of

California, Los Angeles, cum laude, and her law degree from the University of California, Los Angeles School of Law.
        Jonah Adelman has served as the President of the Company's Microwave Electronics Division since August 2015. Prior to that, Mr. Adelman was the General Manager of the Company's Electronic Products Division's Israel business group from its acquisition in March 2011. Mr. Adelman began his professional career as a Research and Development Microwave Engineer at General Microwave Corporation ("GMC") in Amityville, New York, subsequently moving to Israel where he took part in the establishment of General Microwave Israel, a subsidiary of GMC. Mr. Adelman served as Chief Microwave Engineer, Assistant General Manager, and since 1990 was General Manager of General Microwave Israel, which Kratos acquired in 2011. Mr. Adelman received a bachelor's degree in Mathematics and Physics from Brooklyn College, summa cum laude, and a master's degree in Applied Mathematics from New York University, where he subsequently performed doctoral research in magneto-fluid dynamics. Mr. Adelman is a longtime member of the Institute of Electrical and Electronics Engineers ("IEEE") and in 2008 received a Certificate of Appreciation from the Microwave Chapter of the Israeli IEEE.
             Phillip Carrai has served as President of the Company's Technology & Training Solutions Division since December 2009 and was Executive Vice President of the same division from July 2008 to December 2009. Prior to that, Mr. Carrai served as President of the Information Technology Solutions segment of SYS from October 2006 until SYS's merger with Kratos in June 2008. From 2003 to 2006, Mr. Carrai was the Chief Executive Officer of Ai Metrix, Inc., a telecommunications software company sold to SYS in 2006. He served as Managing Director for the Morino Group and Special Advisor to General Atlantic, Inc. from 2000 to 2003 and was Executive Chairman for Ztango and a board member of Internosis. Mr. Carrai was the Chief Executive Officer of McCabe and Associates, a testing and analysis software company, from 1997 to 2000. From 1989 to 1996, Mr. Carrai held a variety of executive management positions at Legent Corporation, an enterprise software company. Mr. Carrai received his bachelor's degree in Information Science and Accounting from Indiana University of Pennsylvania and his master in business administration from Carnegie Mellon University.
        David Carter has served as President of the Company's Defense & Rocket Support Services Division since December 2009, and he was the Executive Vice President of that division from December 2007 to December 2009. Before its acquisition by Kratos in December 2007, Mr. Carter served as Vice President of Haverstick/DTI Military Services Division since January 2004, where he was responsible for managing the division's technical, financial and business development operations. Mr. Carter has over thirty years of experience both as a member of the U.S. Navy and as a contractor supporting Navy combat weapon systems development, acquisition and life cycle support. Mr. Carter joined Haverstick/DTI in 1989 and for the past twenty-nine years has been responsible for building and managing what is currently the Company’s Defense & Rocket Support Services business. Mr. Carter received his associate's degree from Anne Arundel Community College.
        Steven Fendley has served as President of the Unmanned Systems Division since January 2017. Prior to that, Mr. Fendley served as the Senior Vice President, General Manager/Chief Technology Officer for Composite Engineering, Inc. (“CEi,” now known as Kratos Unmanned Aerial Systems, Inc.), a subsidiary within the Unmanned Systems Division from March 2016 to January 2017 and CEi as Vice President of Engineering from February 2014 to March 2016. From August 1999 to January 2017, Mr. Fendley was the President of 5‑D, a small business defense contractor that provides systems and software engineering services and solutions. Since stepping down as President of 5‑D and becoming President of Kratos’ Unmanned Systems Division in January 2017, Mr. Fendley remains with 5‑D as Executive Chairman and a 50% owner. Mr. Fendley has over 20 years of experience in the aerospace industry, with a focus on unmanned systems. Mr. Fendley received his bachelor’s degree in Electrical Engineering from Auburn University.
        Benjamin Goodwin has served as President of the Public Safety & Security segment since joining the Company in June 2008. Prior to that, Mr. Goodwin served as Senior Vice President of Sales and Marketing and President of the Public Safety, Security and Industrial Products Group of SYS from July 2005 until SYS's merger with Kratos in June 2008. Mr. Goodwin has held a variety of executive management positions in his career. From 2004 to 2005, Mr. Goodwin was Chief Operating Officer and Vice President

of Sales for Aonix, a developer of software product solutions for the aerospace, telecommunications, and transportation industries. Mr. Goodwin had previously served as Chief Executive Officer of Aonix from 1996 to 2000. From 2000 to 2002, Mr. Goodwin was Executive Vice President of Sales & Marketing for FinanCenter, a developer of financial decision tools, and Chairman of the Board for Template Graphics Solutions, a provider of 3D graphics tools. From 1976 to 1996, Mr. Goodwin was the President and Chief Operating Officer of Thomson Software Products and President and Chief Executive Officer of SofTech Microsystems. In these capacities, Mr. Goodwin was responsible for the successful completion of an initial public offering, private placements and a merger in addition to significant revenue growth within the companies. Mr. Goodwin has a bachelor's degree in Psychology from Millsaps College.
        Thomas Mills has served as President of Kratos' Modular Systems Division, which includes Gichner Systems Group, based near York, PA, and Charleston Marine Containers, based in Charleston, SC, since August 2013. Prior to joining Gichner in 2004, Mr. Mills held several senior management positions at various publicly traded and privately held companies. Mr. Mills started his career at KPMG and has a bachelor's degree in Accounting from West Chester University.
Compensation Discussion and Analysis
Overview
The following Compensation Discussion and Analysis ("CD&A") describes and analyzes Kratos' compensation program for its named executive officers. Kratos' named executive officers for fiscal year 2017 include its Chief Executive Officer, its Chief Financial Officer, and its three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at the end of fiscal year 2017. The named executive officers during the last completed fiscal year were Eric DeMarco, President and Chief Executive Officer; Deanna Lund, Executive Vice President and Chief Financial Officer; Jonah Adelman, President of the Microwave Electronics Division; Phillip Carrai, President of the Technology & Training Solutions Division and Steven Fendley, President of the Unmanned Systems Division. In the CD&A, Mr. DeMarco and Ms. Lund are sometimes referred to as "corporate named executive officers" and Messrs. Adelman, Carrai and Fendley are sometimes referred to as "operational named executive officers."
In this CD&A, we first provide an Executive Summary. Next, we cover Kratos' 2017 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions; Compensation Philosophy and Objectives; and 2017 Compensation Program Decisions. We then discuss the process our Compensation Committee follows in setting executive compensation, including Benchmarking Our Program Against Peers, Targeted Pay Mix, and Elements of the Executive Compensation Program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee's specific decisions about the compensation of our named executive officers in 2017 and the changes the Compensation Committee made for fiscal year 2017.
Executive Summary
Kratos' Fiscal 2017 Financial Performance and Executive Compensation
In establishing the 2017 executive compensation program, our Compensation Committee considered the achievements made by the Company in 2016, including the critical inflection that occurred in 2016 regarding Kratos' long-term strategic high performance unmanned tactical drone system initiative, in which the Company was successfully awarded and won all major procurements that the Company had pursued in this area. The Company has invested over $85 million from 2012 through 2017, on internal research and development, non-recurring engineering and capital expenditures and contract development costs related to new high performance unmanned aerial drone system platforms. The Company’s adjusted EBITDA and cash flows have been adversely impacted by these investments throughout these periods, especially when combined with the challenging DoD budgetary environment which adversely impacted the industry as a result of the BCA. As the Company looked towards fiscal year 2017, Company management and the Board recognized that it was critical to continue the significant momentum Kratos had realized in the unmanned aerial drone system business area and to focus on the Company’s longer term growth prospects and opportunities for margin expansion and cash flow generation. Certain of the notable accomplishments that the Company's executive management team was able to successfully achieve in 2016 and 2017 were the following:

•
Generated significant stockholder value through all of the efforts and initiatives noted herein, and as represented by the 80.5% and 43.1% increase in the Company’s total stockholder returns or stock price from 2015 to 2016, and from 2016 to 2017, respectively.

•
Realized important progress in large, new growth and opportunity areas, including unmanned systems, satellite communications, missile defense training solutions and microwave products, including the following:

◦
As a result of the Company’s successful demonstration flights of the Mako UAS in 2015 and Kratos’ demonstrated commitment and ability to invest in new technologies and to rapidly develop and deliver new platforms at an affordable cost, the Company was awarded a single award prime contract of $12.6 million in October 2016 from the Defense Innovative Unit Experimental, in coordination with other National Security related agencies, to integrate certain sensors into the Mako UAS and to further demonstrate flight, overall system integration and other capabilities in a large, complex exercise which was successfully completed in the third quarter of 2017. As a result of these successes, management expects the Mako UAS to receive increased funding in the 2018 DoD budget and for numerous Makos to continue to successfully perform their missions in customer funded exercises.

◦
In 2016, the Company was awarded two of the four Gremlins Phase I UAS contracts awarded by DARPA, the government’s leader in breakthrough technologies for national security. For one contract award, Kratos was a prime or lead contractor, and for the other contract award, Kratos is teamed with a lead partner company, Dynetics. In 2017, the Company successfully advanced to Phase II of the Gremlins program, teamed with its partner company, whereby Kratos is responsible for the unmanned aerial drone platform. The Company recently advanced to Phase 3 of the Gremlins program, teamed with its partner company in April 2018.

◦
In July 2016, Kratos received a single award cost share contract from the AFRL for a new high performance unmanned tactical aerial system platform, the LCASD. The Company was awarded the contract after a solicitation which included seven competitors. The Company structured its proposal as a cost share contract, with the U.S. Government funding $7.3 million and the Company investing up to $33.5 million over the approximate 30 month period of performance. The Company structured the contract in this manner in order to retain intellectual property rights, the data package, hard and other assets, including aircraft, related support and other equipment, software and system rights. The LCASD is an approximately 30 foot by 22 foot unmanned strike aerial drone system. The Company expects the initial flight of this leading technology UAS to occur in late 2018.

◦
The Company has successfully redeveloped its Air Force Subscale Aerial Target BQM-167 into what it believes to be the highest performance unmanned aerial drone system in the world, the SSAT Drone BQM-177A. Low rate initial production of this new drone system was awarded to Kratos in June 2017. Management expects the SSAT program to become one of the largest and most important to Kratos in the near term.

◦
The Company recently received a single award contract of $93 million from the U.S. Army Contract Command for advanced subscale aerial drone systems, an unmanned target aircraft with launchers and associated ground equipment and spares, with an estimated completion date of December 17, 2022.

◦
The Company recently received an approximately $23 million sole source initial production award for a new high performance, jet powered UAS which has been under development, with an expected execution period through 2018.

◦
Kratos made targeted investments in strategic growth focus areas including its microwave products, unmanned systems, satellite communications and training systems businesses, each with potential long-term growth prospects. As a result, the Company was awarded a $46 million single award training contract to support the Royal Saudi Naval Forces, a $54 million contract for Marine Common Aircrew Trainers, and a $20 million contract for a KC-46 Tanker Maintenance Training System. The Company was also recently awarded an initial $20 million production award in support of the electronic warfare suite of a 4.5 generation fighter aircraft, and the Company recently received an $11 million contract award related to Ballistic Missile Targets.

◦
The Company achieved organic revenue growth in 2016 for the first time since 2012, with a 1.8% increase, or revenues of $668.7 million in 2016, up from $657.1 million in 2015. This growth trajectory continued in 2017 with an increase of 12.4% from revenues of $668.7 million in 2016 to $751.9 million in 2017. Such organic revenue growth was possible due to the somewhat improved clarity and DoD budgetary environment resulting primarily from the late 2015 Bi Partisan Spending Bill which reduced the impact of the BCA for federal fiscal 2016 and 2017. The 2015 Bi Partisan Spending Bill resulted in what the Company believes was the “trough” of DoD budget cuts, as the spending bill significantly reduced the negative impact of the BCA. Additionally, organic growth was also achieved as a result of the realization of the benefits of certain of the strategic investments the Company has made in recent years in new systems, products and platforms. The growth trajectory continued in 2017, with a 12.4% increase in revenues over 2016, with a notable year over year increase of 60.6% in the Company’s Unmanned Systems Division.

◦
Management successfully positioned the Company for expected significant future growth as a result of the multiple large and new programs Kratos recently received by recapitalizing the Company and strengthening its balance sheet. The Company sold an aggregate of approximately 41.4 million shares of its common stock, raising net proceeds of $269.1 million in 2017 and approximately $76.2 million in 2016, and refinanced its remaining 7% Notes balance of $431.1 million at December 25, 2016 with , in part, the proceeds of an issuance of $300 million of 6.5% Notes. This refinancing reduced overall indebtedness by $137.6  million in 2017, with a reduction of approximately $11.1 million of annual cash interest. The Company’s reset capital structure, which includes approximately $129.6 million in cash on the balance sheet at December 31, 2017, has reduced Company net leverage to approximately 3.0x, increased liquidity and increased financial flexibility.

◦
As a result of the recapitalization of the Company, Kratos received improved ratings in 2017 from both Moody’s Investor Service and Standard & Poors, which have both increased their credit ratings to “B2” and “B”, respectively.

The Company's Board and Compensation Committee take into consideration the performance of our management team, the Company and the execution of the Company's strategy as approved by the Board, among other factors, in their consideration of executive compensation.
2017 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions
In accordance with Section 14A of the Exchange Act, beginning in 2011, we gave our stockholders the opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to the named executive officers. Stockholders also indicated a strong preference to hold the advisory vote annually. Throughout 2016 and 2017, the Company has continued its ongoing engagement with stockholders: the Chief Executive Officer and Chief Financial Officer present at multiple investor conferences throughout each year, with numerous Kratos stockholders in attendance; the Chief Executive Officer speaks with the Company's largest stockholder on at least a weekly basis and the next approximately top 15 mutual and hedge fund stockholders typically on a quarterly basis, and sometimes monthly or even more frequently; and the Chief Executive Officer and Chief Financial Officer maintain open lines of communication with stockholders, many of whom reach out to the Company after each earnings release and after the Company issues significant press releases. No material concerns have been raised during these stockholder outreach efforts.
At our annual meeting in 2017, our stockholders approved, on an advisory basis, the "say-on-pay" resolution for the compensation of our named executive officers in fiscal year 2016, with 92.37% of the votes cast in favor of the advisory vote. In light of the majority of stockholders indicating their approval of the compensation of our named executive officers, our Compensation Committee has continued to employ the same principles in determining the compensation program for 2017. A summary of the compensation philosophy do's and don'ts follows:

WHAT WE DO	WHAT WE DON'T DO
Pay for Performance—Annual Incentive Program—The compensation program emphasizes performance-based compensation that is based on financial metrics as well as non-financial achievements, such that base salary is only a portion of the compensation mix.
No Excise Tax Gross Ups—Any new change of control agreements or any renewals or material amendments of existing change of control agreements will eliminate excise tax gross ups.
Pay for Performance—Long-Term Equity Incentives—The portion of long-term equity incentive as a component of the total compensation mix has increased to provide a greater emphasis on compensation that is directly linked with the creation of long-term stockholder value. In particular, the RSUs and stock options we have issued since 2013 have had (i) vesting provisions dependent on the common stock price reaching certain thresholds and (ii) long-term cliff-vesting provisions of 5 years or longer. Beginning in 2016, the Chief Executive Officer's RSU grants are subject to a five-year holding period after vesting. Additionally, in May 2016, the Compensation Committee decided that for any future RSU grants that vest based on a certain Company common stock closing price being achieved, the specified Company common stock closing price must be sustained for 20 consecutive trading days before a vesting event occurs, subject to the terms of the applicable award agreement.

No Single-Trigger Accelerated Vesting—New equity awards that provide for accelerated vesting in the event of a change in control must have a "double-trigger," such as a constructive termination of employment or stock price threshold, subject to the terms of any applicable employment or change of control agreement.

Stock Ownership Guidelines—The Company maintained a stock ownership target guideline of 1% of the outstanding shares of common stock for our Chief Executive Officer, including all shares held through options, RSUs, Purchase Plan purchases, open market purchases, and 401(k) holdings.
No Hedging or Pledging—The Company maintains a policy that prohibits hedging and pledging transactions of the Company's common stock by directors and executive officers.

Compensation Philosophy and Objectives
The following chart highlights important considerations in the development, review and approval of the compensation of our named executive officers. We include additional detail for each of these highlights in the following pages of this CD&A.

Compensation Philosophy and Objectives
Objectives of Executive Compensation Program
Our executive compensation program is designed to:
• Build long-term stockholder value
• Deliver strong business and financial results
• Attract, motivate and retain a highly qualified and effective management team to lead our business

Philosophy of Executive Compensation Program
Our executive compensation philosophy is built on five principles:
• Align compensation with stockholders' interests and avoid excessive risk taking
• Pay for performance
• Emphasize long-term focus
• Align compensation to market
• Provide appropriate degrees of at-risk and performance-based compensation

Methods to Achieving the Executive Compensation Program Objectives
• Tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives
• Reward individual performance and reinforce business strategies and objectives for enhanced stockholder value
• Evaluate employee performance and compensation to ensure we can attract and retain employees in a competitive manner
• Ensure total compensation paid to executive officers is fair, reasonable and competitive, considering accomplishments of the individual executive officers and the Company as a whole

Principal Elements of the Executive Compensation Program
•Base salary
• Annual performance-based incentive cash bonus awards
• Long-term equity incentives in the form of RSUs and stock options and other equity awards; in particular, implementing longer requirements for the Chief Executive Officer through five year holding period for vested RSUs.
• Other benefits and perquisites, such as life and health insurance benefits and a qualified 401(k) savings plan offered to all employees
• Post-termination severance and accelerated vesting of previously granted equity awards upon termination and/or a change of control

The Compensation Committee views these components of compensation as related but distinct. Although the Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation should negate or offset the compensation incentives provided by the other components. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on the Company's strategic plan, aligning the Company's strategic objectives and executive compensation with stockholder expectations for long-term value creation, compensation for similar positions at peer companies, internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance.
2017 Compensation Program Decisions
The following list summarizes the compensation decisions that our Compensation Committee made in 2016 for fiscal year 2017 executive compensation. Decisions for our named executive officer base salaries and equity incentive awards effective for the start of fiscal year 2017 were made in December 2016.

•
Froze base salaries of the Chief Executive Officer and most other executive officers at 2014 levels (with the exception of Mr. Fendley who was not an executive officer until January 2017, and Mr. Carrai and Mr. Adelman, who were awarded increases in base salaries in 2015 and therefore their

2017 base salaries were frozen at 2015 levels) to reflect the Company's performance-based compensation program.

•
Issued an approximate 50%/50% mix of performance-based and time-based RSUs to incentivize the Company's executive officers to build long-term equity value and to align the interests of our executive officers with our stockholders' interests. The Compensation Committee applied aggressive performance measures for the vesting of the 2017 performance-based RSUs, which vest 20% for every 10% increase in the closing price of the Company's common stock (above the grant date price of $7.51) that occurs within 10 years of the grant date; provided that such 10% increase is sustained for 20 consecutive trading days and certain other conditions are met. Additionally, time-based RSUs aligned long-term stockholder and executive interests with five-year cliff vesting for the executive officers and a subsequent five-year holding period for the Chief Executive Officer. Executive officers received more RSUs in 2017 than in prior years as a way to align their interests with the Company’s long-term growth and long-term stockholder interests, and as a way to incentivize executive officers in light of the ongoing salary freezes discussed above.

•	Continued its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.

•	Maintained double trigger vesting on all equity awards.

•	Continued the Company's Anti-Hedging and Anti-Pledging Policy.

•	Maintained a Stock Ownership Target Guideline of 1.0% of common stock outstanding for the Chief Executive Officer.

•	Evaluated performance goals to be set in 2017 for executive management to achieve for their annual cash incentive bonuses.

•	Maintained the Incentive Compensation Recoupment Policy for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act.
Compensation Advisor Independence
The Compensation Committee selected Board Advisory, LLC, as its compensation consultant to provide advice and guidance on the overall competitiveness of the Company’s pay methodology for 2017. Board Advisory reports directly to the Compensation Committee. The Compensation Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Compensation Committee. The Compensation Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Compensation Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•
that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Compensation Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.

Benchmarking Our Program Against Peers
To gauge marketplace compensation levels and practices in the fall of 2016 to determine 2017 compensation, the Compensation Committee worked with the Company's Human Resources and Law departments to conduct a marketplace analysis of our executive compensation practices and pay levels against a group of publicly traded companies that we refer to as the "Compensation Peer Group." The Compensation Committee also worked with Board Advisory which provided guidance on the overall competitive pay methodology.
The Compensation Peer Group, which the Compensation Committee annually reviews and updates, consists of a group of companies that:

•	we compete against for talent,

•	are in our industry or a similar industry, or

•	have broadly similar revenues and employee population.
Our Compensation Peer Group primarily consists of small and mid-sized U.S.-based government contractors. Compared to the 2016 Peer Group, the 2017 Peer Group remained the same, with the exception of the removal of Telecommunications Systems after its 2016 acquisition by Comtech Telecommunications Corp. The 2017 Peer Group generally reflects the applicable aerospace and defense industry peers that are within the Company’s revenue range and market capitalization parameters commonly used by public companies to identify peers. We rely upon the compensation data gathered from the Compensation Peer Group to represent the competitive market for executive talent for Kratos executives. The Compensation Committee strives to establish compensation for the Company's executive officers within the mid-range of the executive compensation of the Compensation Peer Group, taking into consideration: outliers in the Compensation Peer Group data, the mix of business focus for the respective officers (products versus services or commercial versus government customers), total enterprise value, and the number of duties, roles, and responsibilities of each executive officer. You can find a listing of the 2018 Peer Group in the discussion of 2018 RSU grants below.
Compensation Peer Group for 2017

Astronics Corporation	Engility Holdings, Inc.	Sparton Corporation
Comtech Telecommunications Corp.	FLIR Systems, Inc.	Vectrus, Inc.
Cubic Corporation	HEICO Corp.	ViaSat, Inc.
Digital Globe	iRobot Corporation	VSE Corporation
Ducommun Incorporated	Microsemi Corporation

Targeted Pay Mix
Consistent with the pay philosophy approved by the Compensation Committee, our pay mix at target (shown below for our Chief Executive Officer and other named executive officers) involves a compensation mix (at target) that is largely incentive based. The charts below include fiscal year 2017 base salary, target annual incentive, target long-term incentive cash, and target values for equity incentives granted in fiscal year 2017. The charts below illustrate how the mix of total direct compensation for our named executive officers emphasizes variable compensation with a significant focus on long-term incentives tied to our long-term share value. There has been an increase in the percentage of compensation attributable to equity because our named executive officers received more RSUs in 2017 than in prior years as a way to align their interests with the Company’s long-term growth and long-term stockholder interests, and as a way to incentivize executive officers in light of the ongoing salary freezes discussed above. Additionally, a significant portion of Mr. Fendley’s compensation is comprised of equity incentives compared to base salary, which is reflected in the second chart below covering the named executive officers other than the Chief Executive Officer.

Elements of the Executive Compensation Program
There are four principal elements of our Executive Compensation Program. Collectively, our Compensation Committee believes that these elements deliver an executive compensation package that achieves the program's three objectives: build long-term stockholder value; drive sustained, strong business and financial results; and attract, motivate and retain a highly qualified and effective management team to drive our financial and operational performance. The compensation program the Compensation Committee implemented for fiscal year 2017 reflects a continued focus on simple, transparent, and performance-based compensation that takes into account stockholder feedback gained through our stockholder engagement efforts over the past four years.

	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	Compensation Committee considers base salaries paid by companies in the Compensation Peer Group and survey data and uses the 50th percentile as a guideline.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive Performance Plan
A cash-based award that encourages named executive officers to focus on the business, financial and strategic objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.
Cash
Payout is based on profitability, growth, operational performance during the fiscal year, and achievement of specifically stated non-financial objectives that are typically based on successful execution of the Company's strategic plan. Payout occurs only if minimum performance levels are met.

	Link to Program Objectives	Type of Compensation	Key Features
Long-Term Equity Awards	Links compensation of named executive officer to the building of long-term stockholder value. Keeps the program competitive and helps retain talent.	Long-Term Equity
Aligns executive officers' compensation with the creation of stockholder value.
In order to achieve vesting on approximately 50% of equity awards granted in 2017, specific market performance (within a ten year period from the date of grant) of a 10% increase in the share price compared to the grant date share price (which is sustained for 20 consecutive trading days) is required to achieve each 20% of vesting, or a total of specific market performance of a 50% increase in the share price compared to the grant date share price to achieve full vesting of the performance-based equity.
The other approximately 50% of equity awards granted in 2017 vest 100% on the five‑year anniversary of the date of grant with a subsequent five‑year holding period for the Chief Executive Officer. Such time‑based awards provide a long-term incentive and serve as a retention tool.
New equity award grants contain double-trigger provisions for vesting upon a change in control, subject to any applicable employment or change of control agreements.

Employment and Change of Control Agreements	Ensures named executive officers remain focused on creating sustainable performance.	Benefit
Agreements protect the Company and the named executive officers from risks by providing:
• Economic stability

• Death or disability payments

• Payments and benefits in the event of a change in control.
Pursuant to stockholder feedback, we have eliminated excise tax gross-ups in the event of a change of control for any new employment agreements or renewed or materially amended existing employment agreements.

Base Salary
Base salary is the only fixed element of our executive officers' target total direct compensation and is based on historic base salary levels and base salaries paid to executives in comparable positions at the Compensation Peer Group companies. In the fall of each year, the Compensation Committee reviews the base salary for each of our executive officers and determines whether any adjustments are necessary based on an executive officer's level of responsibility, changes in duties, individual performance and achievements, success in contributing to our short-term and long-term objectives, as well as any unique challenges faced by the Company, internal pay equity, changes in the competitive marketplace and taking into account the compensation practices of the Compensation Peer Group companies. The factors that the Company's Chief Executive Officer takes into consideration in reaching his recommendation for compensation for each of the named executive officers (other than the Chief Executive Officer) include the size of the organization (revenues, operating income, headcount, etc.) the named executive officer manages and the accomplishments of the named executive officer during the most recent period, including contract awards, bid and proposal pipeline, margin improvement, cost containment, and strategic positioning for future growth opportunities, among other factors. The Chief Executive Officer also reviews the size of peer companies and the size of similar and related peer companies' organizations as related to the named executive officers of the organization. The base salary of our Chief Executive Officer is reviewed and recommended by the Compensation Committee acting in consultation with the other independent members of our Board.
In December 2016, the Compensation Committee applied the same compensation principles as in previous years for 2017 and continued to focus on pay for performance, including a specific focus on long-term growth. Although there were many valuable achievements in 2016, and the Company’s total stockholder returns were significant in 2016 and 2017 with an increase of 80.5% and 43.1% in the Company’s total stockholder returns or stock price from 2015 to 2016 and from 2016 to 2017, respectively; Company management and the Board recognized that it was critical to continue the significant momentum Kratos had realized in the unmanned aerial drone system business area, to focus on the Company’s longer term growth prospects and opportunities for margin expansion and cash flow generation for the next few years, and to incentive management with this longer term horizon. Accordingly, base compensation for Kratos' Chief Executive Officer and all other of the executive officers for 2017 was frozen at 2014 levels (with the exception of Mr. Fendley, who was not an executive officer until January 2017, and Mr. Carrai and Mr. Adelman, who were awarded increases in base salaries in 2015 and therefore 2017 base salaries were frozen at 2015 levels). Furthermore, Mr. Fendley’s compensation as President of the Unmanned Systems Division is comprised primarily of stock awards (many of which are granted upon the achievement of goals in the UAS business, pursuant to incentive letters) as opposed to base salary, which reflects the Company’s focus on pay for performance and long-term growth, particularly with respect to the UAS business which has been the focus of significant investment by the Company in recent years.
The base salary increases provided to our named executive officers were all 0%, as all base salaries remained frozen in 2017. Our named executive officers' annual base salaries in 2016, annual base salaries for 2017 and the percentage of 2017 target total direct compensation represented by the 2017 base salaries are as follows:

Named Executive Officer	2016 Base Salary ($)	2017 Base Salary ($)	Percent of 2017 Total Target Direct Compensation	Percent Change from 2016
Eric DeMarco	760,000	760,000	20.1%	—%
Deanna Lund	460,000	460,000	26.1%	—%
Jonah Adelman	350,000	350,000	42.4%	—%
Phillip Carrai	450,000	450,000	30.7%	—%
Steven Fendley	—	140,000	9.1%	—

Target Annual Bonus
Our Annual Bonus Plan rewards executive officers for performance relative to key financial measures that drive value for stockholders. At the beginning of each year, the Chief Executive Officer determines specific financial performance targets for all executives (excluding himself) based on the annual operating plan ("AOP") for the Company, relevant market and industry factors and conditions, as related to the applicable Kratos business division. In addition, the Chief Executive Officer establishes specific business and strategic objectives that are measured at the end of the year for attainment. All executive officers have the opportunity to receive incentive compensation in the form of annual bonuses of cash based upon the achievement of certain individual, business unit (if applicable), and Company performance objectives during the fiscal year. Typically, target cash bonus awards are based upon a percentage of the executive's salary and range from 30% to 100% of the executive's salary. In determining the appropriate level of target bonus for each executive, the Compensation Committee considers the recommendation of the Chief Executive Officer and other information collected from public sources for similar positions at peer companies. Under the bonus plan, a majority of each executive's target bonus amount is based on goals related to the Company's, and/or business units, achievement of specific financial targets for the fiscal year, which typically include a combination of adjusted EBITDA, operating cash flow, DSOs, revenues, backlog, bookings, gross margins, and other key financial metrics of the business, while the remaining portion of the bonus is based on specific individualized operational and strategic objectives. The Company’s fiscal year 2017 preliminary AOP was prepared by the Company in October 2016 and finalized and approved by the Board in February 2017. The fiscal year 2017 AOP was prepared during a time when there was continued significant uncertainty around DoD budgetary funding and continued defense industry contraction; and during an extended federal government Continuing Resolution Authorization (“CRA”), meaning no U.S. federal budget was in place when the 2017 AOP was completed. The fiscal year 2017 AOP ultimately included aggressive revenue, adjusted EBITDA, and operating cash flow targets as related to fiscal year 2017 annual incentive compensation purposes, as a result of the final 2017 DoD budget being approved approximately six months into the 2017 federal fiscal year, which delay adversely impacted federal funding and the timing of contract awards which are dependent on the DoD budget being in place.
As previously noted, the Company's primary marketplace has continued to be under pressure since the BCA, which significantly reduced U.S. federal government and DoD discretionary spending. The Compensation Committee has attempted to take into consideration this continuing challenging market environment when setting the Company's AOP financial targets. Accordingly, as the Company's primary marketplace has seen significantly reduced funding and recurring CRAs, this continuing challenging budgetary environment was reflected in the Company's 2017 AOP targets which included revenues of $700.0 million, adjusted EBITDA of $52.0 million and a free cash flow use target of $25.3 million.
In order to be eligible to receive an award on the financial targets, comprising 60% to 75% of the executive's total incentive compensation, minimum performance levels of 90% of adjusted EBITDA targets must be achieved. Corporate executive officers are measured by the Company's adjusted EBITDA, and operational executive officers are measured by their respective business division's adjusted EBITDA. Once financial targets are achieved, the executive will typically receive a pro rata percentage of his or her bonus target based on linear interpolation. Key non-financial focus areas and additional substantive targets set by the Compensation Committee, as directly related to the achievement of 2017 Incentive Bonus Compensation and the Company's long-term strategy, which management successfully executed, included:

•
Exceeded Company AOP revenues and adjusted EBITDA targets of $700.0 million and $52.0 million, respectively, with reported revenues and adjusted EBITDA of $751.9 million and $54.4 million, respectively. The Company did not achieve its free cash flow use target of $25.3 million due primarily to the delay of achievement in certain contractual billing milestones, which are now expected to be achieved in 2018.

•
Made targeted investments in strategic growth focus areas including its microwave products, unmanned systems, satellite communications and training systems businesses, each with potential long-term growth prospects. As a result, the Company was awarded a $46 million single award training contract to support the Royal Saudi Naval Forces, a $54 million contract for Marine Common Aircrew Trainers, and a $20 million contract for a KC-46 Tanker Maintenance Training

System. The Company was also recently awarded an initial $20 million production award in support of the electronic warfare suite of a 4.5 generation fighter aircraft, and the Company recently received an $11 million contract award related to Ballistic Missile Targets.

•
Achieved organic revenue growth in 2016 for the first time since 2012, with a 1.8% increase, or revenues of $668.7 million in 2016, up from $657.1 million in 2015. Such organic revenue growth was possible due to the somewhat improved clarity and DoD budgetary environment resulting primarily from the late 2015 Bi Partisan Spending Bill which reduced the impact of the BCA for federal fiscal 2016 and 2017. The 2015 Bi Partisan Spending Bill resulted in what the Company believes was the “trough” of DoD budget cuts, as the spending bill significantly reduced the negative impact of the BCA. Additionally, organic growth was also achieved as a result of the realization of the benefits of certain of the strategic investments the Company has made in recent years in new systems, products and platforms. The growth trajectory continued in 2017, with a 12.4% increase in revenues over 2016, with a notable year over year increase of 60.6% in the Company’s Unmanned Systems Division.

•
Successfully positioned the Company for expected significant future growth as a result of the multiple large and new programs Kratos recently received by recapitalizing the Company and strengthening its balance sheet. The Company sold an aggregate of approximately 41.4 million shares of its common stock, raising net proceeds of $269.1 million in 2017 and approximately $76.2 million in 2016, and refinanced its remaining 7% Notes balance of $431.1 million at December 25, 2016 with, in part, the proceeds of an issuance of $300 million of 6.5% Notes. This refinancing reduced overall indebtedness by $137.6  million in 2017, with a reduction of approximately $11.1 million of annual cash interest. The Company’s reset capital structure, which includes approximately $129.6 million in cash on the balance sheet at December 31, 2017, reduced Company net leverage to approximately 3.0x, increased liquidity and increased financial flexibility.

•
As a result of the recapitalization of the Company, Kratos received improved ratings in 2017 from both Moody’s Investor Service and Standard & Poors, which have both increased their credit ratings to “B2” and “B”, respectively.

•
Continued to make important progress in its Unmanned Aerial System initiative, entering into low rate initial production on the SSAT-177 program in July 2017 and progressing on its LCASD aircraft with the initial flight scheduled for 2018. The Company recently advanced to Phase 3 of the Gremlins program, teamed with its partner company in April 2018.

The Compensation Committee and/or our Chief Executive Officer retain wide discretion to interpret the terms of the cash bonus plan and to identify the extent to which an individual's performance objectives have been met in any particular fiscal year. The Compensation Committee and/or the Chief Executive Officer also retain the right to exclude extraordinary charges or other special circumstances in determining whether the objectives were met during any particular fiscal year and may decide to grant 100% of the targeted cash bonus award, even if the financial targets do not fall within the specified range, based upon an evaluation of business conditions, industry trends, and additional accomplishments achieved.
Based on a 40/60 allocation of non-financial and strategic achievements versus financial achievements for corporate named executive officers, the Compensation Committee determined that 100% of the non-financial achievements (or 40% of the targeted cash bonus award) and 58.3% of the financial achievements (or 35% of the targeted cash bonus award were met), for an aggregate 75% of the total targeted cash bonus award for the corporate named executive officers. The 58.3% of the financial achievements reflects the achievement of the targeted revenues and adjusted EBITDA and reflects the non-achievement of the free cash flow use target. The full 40% of the targeted cash bonus award for non-financial and strategic achievements was awarded to the corporate named executive officers in recognition of the accomplishments discussed above and the individual non-financial goals and objectives set forth and achieved for the named executive officers for fiscal year 2017. The operational named executive officers' 2017 cash bonus was based on a 25/75 allocation of non-financial and strategic achievements versus financial achievements for each executive's respective business division.

The Compensation Committee has established the non-financial and strategic achievements at 40% for the corporate named executive officers, as compared to 25% for the operational named executive officers, to reflect the additional responsibilities of the corporate named executive officers. The corporate named executive officers must establish, set and execute the Company's overall strategy, manage the corporate capital structure, and interface and maintain relations with the Company's stakeholders, including but not limited to stockholders, bondholders, rating agencies, and appropriate Congressional contacts. The Compensation Committee believes that the 40% allocated to the corporate named executive officers' non-financial and strategic achievements appropriately reflects the measurement of these objectives, which may not be as easily measured with a pure financial target. These achievements are typically assessed based on milestones accomplished and an overall assessment of progress towards execution of those objectives.
In addition, the Compensation Committee and/or Chief Executive Officer may approve bonuses outside of the cash bonus plan. For example, the Compensation Committee and/or Chief Executive Officer may approve bonus awards in connection with an executive officer's efforts and accomplishments with respect to our strategic initiatives and milestones, and such bonus awards may overlap with or be in addition to bonus awards under the cash bonus plan. No such bonuses were awarded for 2017 performance.
Below is a summary of the target awards, maximum awards and actual cash awards paid to the named executive officers for 2017.

	Award Targets		2017 Actual Cash Payout as a % of Target	2017 Actual Cash Payout Amount ($)
Named Executive Officer	Target ($)	Maximum ($)
Eric DeMarco	760,000	760,000	75.0%	570,000
Deanna Lund	345,000	345,000	75.0%	258,750
Jonah Adelman	175,000	175,000	20.8%	36,458
Phillip Carrai	270,000	270,000	82.5%	222,750
Steven Fendley	84,000	84,000	72.5%	60,900
_______________________________________________________________________________

Equity Awards
Consistent with its belief that equity ownership by executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value, the Compensation Committee granted RSUs in 2017 to the named executive officers as set forth in the table below. The number of RSUs granted to executive officers increased in 2017 to incentivize executive officers in light of the ongoing salary freezes discussed above and to further align their interests with the Company’s long-term growth and long-term stockholder interests. The Compensation Committee determined the number of RSUs to grant, in part, by considering total executive compensation of peer companies, taking into account the effect of the ongoing salary freezes on total compensation, and granting an appropriate number of RSUs to the Company’s executives such that total compensation of the Company’s executives is in line with that of peer companies.

2017 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance- Based RSUs	Vesting Schedule
Eric DeMarco(1)	150,000	100% 5 year cliff vest	150,000	20% vest for every 10% increase in stock price (sustained for 20 consecutive trading days) from grant price of $7.51
Deanna Lund	62,500	100% 5 year cliff vest	62,500	20% vest for every 10% increase in stock price (sustained for 20 consecutive trading days) from grant price of $7.51
Jonah Adelman	15,000	100% 5 year cliff vest	15,000	20% vest for every 10% increase in stock price (sustained for 20 consecutive trading days) from grant price of $7.51
Phillip Carrai	50,000	100% 5 year cliff vest	50,000	20% vest for every 10% increase in stock price (sustained for 20 consecutive trading days) from grant price of $7.51
Steven Fendley(2)	50,000	100% 5 year cliff vest	50,000	20% vest for every 10% increase in stock price (sustained for 20 consecutive trading days) from grant price of $7.84
	25,000	25% on each anniversary of date of grant
	25,000	20% on each anniversary of date of grant
_______________________________________________________________________________

(1)
Mr. DeMarco's RSU awards are also subject to a five year holding period, under which the common stock underlying such RSUs will not be issued and released until five years from the applicable vesting date.

(2)
Mr. Fendley's RSU awards were granted on April 10, 2017 since he became an executive officer of the Company after the January 4, 2017 grant date for other executive officer RSUs. In addition to the 100,000 RSUs granted to Mr. Fendley on April 10, 2017 in connection with his new role as President, Unmanned Systems Division, Mr. Fendley was also granted (a) 25,000 RSUs on April 10, 2017 in recognition of the accomplishments Mr. Fendley achieved in 2016 as Senior Vice President/General Manager of CEi, and (b) 25,000 RSUs on April 10, 2017 in recognition of the

Company’s successful advancement to Phase II of the DARPA Gremlins program as a subcontractor. These additional grants in 2017 in recognition of the accomplishments achieved by Mr. Fendley were based upon performance criteria outlined in Mr. Fendley’s 2016 equity incentive letters.
In 2017, our performance‑based RSU awards vest 20% for every 10% increase in the closing stock price of the Company's common stock (above the grant date price of $7.51) that occurs within 10 years of the grant date provided that such 10% increase is sustained for 20 consecutive trading days and certain other conditions are met. For instance, upon the Company’s common stock reaching $8.26 per share, or a 10% increase from the grant date closing share price (and such increase is sustained for 20 consecutive trading days), 20% of the performance‑based RSU award will vest. Upon the Company’s common stock price reaching $9.01 (and such increase is sustained for twenty consecutive trading days), an additional 20% of the performance‑based RSU award will vest. Upon the Company’s common stock price reaching $9.76 (and such increase is sustained for twenty consecutive trading days), an additional 20% of the performance‑based RSU award will vest. Upon the Company’s common stock price reaching $10.51 (and such increase is sustained for twenty consecutive trading days), an additional 20% of the performance‑based RSU award will vest. Upon the Company’s common stock price reaching $11.27 (and such increase is sustained for twenty consecutive trading days), the performance‑based RSU award will fully vest. In summary, full vesting of the performance‑based RSU award will occur upon the Company’s common stock price reaching $11.27, or a 50% increase from the grant date market price of $7.51. The market price for Mr. Fendley’s performance-based RSUs was based on a grant date price of $7.84. During 2017, each of these performance‑based RSU market prices were achieved and therefore were vested and released for all executive officers, with the exception of the Chief Executive Officer who is subject to a five‑year holding period.
The time-based RSU awards cliff vest 100% at the end of five years for executive officers, which the Compensation Committee believes provides a strong retention tool. Additionally, the Chief Executive Officer's RSU award in 2017 is subject to a five-year holding period under which the common stock underlying the RSUs will not be issued and released until after five years from the vesting date. The Compensation Committee mandated that the Chief Executive Officer's RSUs be subject to a five-year holding period, as the Committee believes that this five-year vesting term plus five-year holding period truly aligns the Chief Executive Officer's interests with the Company's long-term strategy and related value creation for the stockholders of the Company. The Compensation Committee took such actions to more closely align the Chief Executive Officer's compensation with the long-term strategy of the Company and its stockholders, recognizing that the successful execution of the Company's strategy is being impacted by overall extended adverse industry factors such as the BCA, sequestration, numerous and extended Continuing Resolutions, increased competition and competitor bid protest activity and an overall extremely challenging Federal Government and DoD budgetary environment.
In 2018, the Compensation Committee continued its practice of granting RSUs with 50% vest based on time and 50% vest based on performance. The time‑based RSUs align executive officers’ and stockholders’ long‑term interests with five‑year cliff vesting for the named executive officers. Additionally, the Chief Executive Officer’s RSU awards in 2018 are subject to a five‑year holding period under which the common stock underlying the RSUs will not be issued and released until after five years from the vesting date. The Compensation Committee modified the metrics for the 2018 performance-based RSUs, whereby (a) 50% vest based on TSR for the Company’s common stock relative to the Company’s peers over a three year period, and (b) 50% vest based on the Company’s EBITDA growth over a three year period. After receiving feedback from the Company’s stockholders and compensation consultant, the Compensation Committee decided to implement performance-based RSUs based on TSR performance relative to peers and EBITDA growth to more closely align executive officers’ interests with the Company’s stock performance and growth. The 2018 Compensation Peer Group includes: Aerojet Rocketdyne Holdings Inc., Comtech Telecommunications Corp., CPI Aerostructures, Inc., Cubic Corporation, Ducommun, Inc., Engility Holdings, Inc., Mantech International Corp., Mercury Systems, Inc., QinetiQ Group plc, Ultra Electronic Holdings plc, Vectrus, Inc., and VSE Corporation. The following table outlines the 2018 RSU awards:

					Performance Criteria
Form of Award	Weight	Metric	Period	Comparison	Threshold	Target	Maximum
Restricted Stock	50%	Time	5 years	Grant Date	—	—	—
Shares Earned as a Percent of Target					100%	100%	100%

Performance RSU	25%	Total Return	3 years	Relative to Peers	35th%	55th%	75th%
Performance RSU	25%	EBITDA	3 years	Growth (Year 3)	15.8%	33.1%	52.1%
Shares Earned as a Percent of Target					50%	100%	150%
The Compensation Committee granted RSUs to the named executive officers in 2018 as set forth in the table below. Similar to 2017, the Compensation Committee increased the number of RSUs granted to named executive officers in 2018 to align the executive officers’ interests with the Company’s long-term growth and long-term stockholder interests, and to incentivize executive officers since base salaries have largely been frozen at 2014 levels, with only a few instances of raises. Instead of a time-based and performance-based RSU award for 2018, Mr. Fendley received an incentive letter in January 2018 outlining a process by which he can receive awards of up to 100,000 RSUs over the next three years if certain performance criteria for the Unmanned Systems Division are met each year. The CEO and the Compensation Committee believed it was critical to provide Mr. Fendley with performance-based RSUs rather than time-based awards to incentivize and align Mr. Fendley’s interests with the proper performance milestones and achievements that were deemed as critical for the long-term growth and success of the Company’s unmanned tactical aerial initiative. Once performance criteria for a particular year are met, an RSU award will be issued that vests annually over the following three years. The terms of the incentive letter tie Mr. Fendley’s equity compensation with the achievement of specific performance goals for the Unmanned Systems Division and implements a time-based RSU vesting schedule once the RSUs are granted; such terms align Mr. Fendley’s interests with Company performance and long-term stockholder interests.

2018 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance- Based RSUs	Vesting Schedule
Eric DeMarco(1)	175,000	100% 5 year cliff vest	175,000	50% vest based on TSR performance
Deanna Lund	75,000	100% 5 year cliff vest	75,000	50% based on TSR performance, 50% based on EBITDA growth
Jonah Adelman	15,000	100% 5 year cliff vest	15,000	50% based on TSR performance, 50% based on EBITDA growth
Phillip Carrai	50,000	100% 5 year cliff vest	50,000	50% based on TSR performance, 50% based on EBITDA growth
Steven Fendley (2)	—	—	—	—
________________________________

(1)	As discussed above, Mr. DeMarco's RSUs granted in 2018 are subject to a five-year holding period, in addition to the vesting provisions noted above.

(2)	As discussed above, Mr. Fendley received an incentive letter in January 2018 setting forth performance goals that must be met in order to receive RSUs that vest over time.

Executive Benefits and Perquisites
All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all eligible employees on an equal basis. It is generally our policy not to extend significant perquisites to executives that are not available to employees generally. We sponsor no pension plans or nonqualified deferred compensation plans. We have no current plans to make changes to levels of benefits and perquisites provided to executives.
Change in Control and Severance Benefits
Pursuant to employment agreements with Mr. DeMarco, Mr. Carrai, and Mr. Fendley, and a severance and change in control agreement with Ms. Lund, we provide these officers the opportunity to receive additional compensation and benefits in the event of their termination under certain circumstances or upon a change in control of the Company. Severance and change in control provisions are summarized below in the section entitled "Employment Agreements; Potential Payments Upon Termination or Change in Control." The Compensation Committee's analysis indicates that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. We believe that our severance and change in control arrangements with our executive officers are reasonable and within the range offered by peer companies.
Risks Related to Compensation Policies and Practices
The Compensation Committee has considered whether the Company's overall compensation program for employees in 2017 creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long and short term compensation incentives that we believe is properly weighted, the uniformity of compensation policies across the Company, and the use of our 2017 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for the Company as a baseline for our annual incentive plan targets. We also believe the Company's internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits. The Compensation Committee believes that the risks inherent with the vesting provisions of certain of the 2017 RSU grants that vest upon the increase of the Company's stock price are mitigated by the balance of the overall compensation package of the executive officers, as well as the long-term vesting of the RSUs granted in prior periods that require sustainability of the stock price and other long-term growth factors.

Summary Compensation Table
The following table summarizes the total compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at the end of the last completed fiscal year (collectively, the "named executive officers") for fiscal years 2017, 2016, and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Award(s) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total Compensation ($)
Eric DeMarco	2017	760,000	570,000	2,194,800			—	66,665	(4)	3,591,465
President and Chief	2016	760,000	570,000	791,000	—		—	66,420	(4)	2,187,420
Executive Officer	2015	760,000	608,000	855,900	(135,497)	(3)	—	41,158	(4)	2,129,561

Deanna Lund	2017	460,000	258,750	914,500	—		—	46,208	(5)	1,679,458
Executive Vice President	2016	460,000	258,750	395,500	—		—	44,892	(5)	1,159,142
and Chief Financial Officer	2015	460,000	276,000	365,625	—		—	25,961	(5)	1,127,586

Jonah Adelman(9)	2017	350,000	36,458	219,480	—		—	81,204	(6)	687,142
President, Microwave	2016	350,000	93,733	118,650	—		—	81,650	(6)	644,033
Electronics Division	2015	338,867	137,783	129,000	—		—	70,704		676,354

Phillip Carrai	2017	450,000	222,750	731,600	—		—	11,925	(7)	1,416,275
President, Technology &	2016	450,000	270,000	316,400	—		—	11,897	(7)	1,048,297
Training Solutions Division	2015	438,796	213,692	219,375	—		—	11,795	(7)	883,658

Steven Fendley(8)	2017	140,000	60,900	1,308,571	—		—	—	(8)	1,509,471
President, Unmanned	—	—	—	—	—		—	—		—
Systems Division	—	—	—	—	—		—	—		—
_______________________________________________________________________________

(1)
Represents cash bonus awards to named executive officers earned in the referenced fiscal year as set forth above. Annual cash bonus awards under Kratos' cash bonus plans are typically paid based on the achievement of certain objectives approved by the Compensation Committee as described in further detail above.

(2)
The amounts shown equal the fair value of RSU awards at the date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("Topic 718"). We caution that the amount ultimately realized from the RSU awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations and the timing of sales. A discussion of the assumptions used in calculating the grant date fair value of the RSUs is set forth in Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 28, 2018.

(3)
On October 16, 2015, Mr. DeMarco forfeited 51,152 of the stock options granted in 2013, as reflected in a reduction in Option Awards by $135,497. The fair value of such forfeited awards is calculated in accordance with Topic 718. The assumptions on which this valuation is based are set forth in Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 28, 2018.

(4)
Represents the cash payout of $58,462, $58,462, and $29,231 for paid time off for 2017, 2016 and 2015, respectively; and the Company’s matching contribution to the 401(k) plan of $8,204 in 2017, $7,959 in 2016 and $11,925 in 2015.

(5)
Represents the cash payout for paid time off of $35,385, $35,385, and $17,692, in 2017, 2016 and 2015, respectively, and the Company's matching contribution to the 401(k) plan of $10,823 in 2017, $9,508 in 2016, and $8,269 in 2015.

(6)
Represents the Company's contribution to severance, disability, and insurance plans generally provided in Israel, including education funds. This amount represents $29,260, $29,155, and $28,275 in Israeli severance fund payments for 2017, 2016 and 2015 respectively; $21,543, $26,250 and $16,972 in managerial insurance funds for 2017, 2016 and 2015, respectively; and $26,345, $26,250 and $25,457 in supplemental education fund contribution for 2017, 2016 and 2015, respectively.

(7)	Represents the Company's matching contribution to the 401(k) plan of $11,925, $11,897 and $11,795 for 2017, 2016 and 2015, respectively.

(8)
Mr. Fendley was not an executive officer during fiscal years 2015 and 2016; accordingly, only his compensation for fiscal year 2017 is reported. The equity grants to Mr. Fendley in 2017 included 100,000 RSUs granted to Mr. Fendley on April 10, 2017 in connection with his new role as President, Unmanned Systems Division. In addition, Mr. Fendley was also granted (a) 25,000 RSUs on April 10, 2017 in recognition of the accomplishments Mr. Fendley achieved in 2016 as Senior Vice President/General Manager of CEi, and (b) 25,000 RSUs on April 10, 2017 in recognition of the Company’s successful advancement to Phase II of the DARPA Gremlins program as a subcontractor. These additional grants in 2017 in recognition of the accomplishments achieved by Mr. Fendley were based upon performance criteria outlined in Mr. Fendley’s 2016 equity incentive letters.

(9)	The New Israeli Shekel ("NIS") amounts relating to compensation for Mr. Adelman are translated into the U.S. dollar at the exchange rate of NIS into U.S. dollars at the time of payment.

Grants of Plan-Based Awards
The following table sets forth for the fiscal year ended December 31, 2017 certain information regarding grants of plan-based awards to each of our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Eric DeMarco(2)	1/4/2017	—	760,000	760,000	300,000	2,194,800
Deanna Lund(2)	1/4/2017	—	345,000	345,000	125,000	914,500
Jonah Adelman(2)	1/4/2017	—	175,000	175,000	30,000	219,480
Phillip Carrai(2)	1/4/2017	—	270,000	270,000	100,000	731,600
Steven Fendley(3)	4/10/2017	—	84,000	84,000	150,000	1,156,000
_______________________________________________________________________________

(1)
Amounts shown are the estimated possible payouts for fiscal year 2017 under the annual cash bonus program, based on certain assumptions. The actual bonuses awarded to the named executive officers for the 2017 fiscal year are reported in the above Summary Compensation Table under the column "Bonus."

(2)
Amounts shown represent RSUs granted under the 2014 Equity Incentive Plan (the "2014 Plan") to the named executive officers in fiscal year 2017. As more fully described above, 50% of the RSUs granted on January 4, 2017 vest 20% for every 10% increase in the closing price of the Company’s common stock (above the grant date price) that occurs within 10 years of the grant date; provided that such 10% increase is sustained for 20 consecutive trading days and certain other conditions are met and the other 50% vest 100% on the five‑year anniversary of the date of grant. Mr. DeMarco’s RSUs are also subject to a five‑year holding period.

(3)
On April 10, 2017, Mr. Fendley received (a) 100,000 RSUs with vesting terms consistent with those described in footnote 2 above, (b) 25,000 RSUs which vest 25% on each anniversary of the date of grant and (c) 25,000 RSUs which vest 20% on each anniversary of the date of grant.

(4)
The fair value of stock awards as calculated in accordance with Topic 718 is $7.51 per share for the time‑based grants and $7.12 for the market‑based grants on January 4, 2017; and $7.84 per share for the time‑based grants and $7.44 for the market‑based grants on April 10, 2017.

Outstanding Equity Awards at December 31, 2017
The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexerciseable		Option Exercise Price ($)	Option Expiration Date(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Eric DeMarco	76,152	(9)	248,848	(9)	4.98	1/4/2023	938,125	(4)	9,934,744
Deanna Lund	34,926	(9)	120,000	(9)	4.98	1/4/2023	320,000	(5)	3,388,800
Jonah Adelman	—		—		—	—	60,000	(6)	635,400
Phillip Carrai	—		80,000		4.98	1/4/2023	142,500	(7)	1,191,375
Steven Fendley	—		—	—	—	—	100,000	(8)	1,059,000
_______________________________________________________________________________

(1)	All options listed are fully vested and exercisable.

(2)	Expiration date assumes that optionee remains in service of the Company through the full term of the stock option grant.

(3)
Represents the aggregate market value of the unvested RSU awards held by the named executive officers as of December 31, 2017, based on the closing price of a share of Kratos common stock of $10.59 on December 29, 2017.

(4)
Comprised of: (i) 98,750 RSUs granted on January 30, 2007 that will vest on the 15 year anniversary of the date of grant; (ii) 49,375 RSUs granted on March 26, 2007 that will vest on the 15 year anniversary of the date of grant; (iii) 45,000 RSUs granted on January 4, 2008 that will vest on the 15 year anniversary of the date of grant; (iv) 30,000 RSUs granted on January 2, 2009 that will vest on the 15 year anniversary of the date of grant; (v) 50,000 RSUs granted on January 2, 2010 that will vest on the 10 year anniversary of the date of grant; (vi) 75,000 RSUs granted on January 3, 2011 that will vest on the 10 year anniversary of the date of grant; (vii) 150,000 RSUs granted on January 3, 2012 that will vest on the 10 year anniversary of the date of grant; (viii) 75,000 RSUs granted on January 3, 2014, that will vest on the 10 year anniversary of the date of grant; (ix) 115,000 RSUs granted on January 1, 2015 that will vest on the 10 year anniversary of the date of grant; (x) 100,000 RSUs granted on January 4, 2016 that will vest on the five year anniversary of the date of grant; and (xi) 150,000 RSUs granted on January 4, 2017 that will vest on the five year anniversary of the date of grant. The unvested RSU awards may vest earlier upon (i) a change in control of the issuer, subject to certain conditions, (ii) death or (iii) a termination of employment without cause.

(5)
Comprised of: (i) 10,000 RSUs granted on January 4, 2008 that will vest on the 10 year anniversary of the date of grant; (ii) 20,000 RSUs granted on January 2, 2009 that will vest on the 10 year anniversary of the date of grant; (iii) 30,000 RSUs granted on January 2, 2010 that will vest on the 10 year anniversary of the date of grant; (iv) 30,000 RSUs granted on January 3, 2011 that will vest on the 10 year anniversary of the date of grant; (v) 50,000 RSUs granted on January 3, 2012 that will vest on the 10 year anniversary of the date of grant; (vi) 30,000 RSUs granted on January 3, 2014 that will vest on the five year anniversary of the date of grant; (vii) 37,500 RSUs granted on January 1, 2015, which vest on the five year anniversary of the date of grant; (viii) 50,000 RSUs granted on January 4, 2016 that will vest on the five year anniversary of the date of grant; and (ix) 62,500 RSUs granted on January 4, 2017 that will vest on the five year anniversary of the date of grant. The unvested RSU awards may vest at the earlier upon (i) a change in control of the issuer, subject to certain conditions or (ii) a termination of employment without cause.

(6)
Comprised of: (i) 30,000 RSUs granted on August 21, 2015 that will vest on the five year anniversary of the date of grant; (ii) 15,000 RSUs granted on January 4, 2016 that will vest on the five year anniversary of the date of grant; and (iii) 15,000 RSUs granted on January 4, 2017 that will vest on the five year anniversary of the date of grant. The unvested RSU awards may vest earlier upon a change in control of the issuer, subject to certain conditions.

(7)
Comprised of: (i) 30,000 RSUs granted on January 3, 2014 that will vest on the five year anniversary of the date of grant, unless earlier vested upon a change in control of the issuer, subject to certain conditions; (ii) 22,500 RSUs granted on January 1, 2015, which vest on the five year anniversary of the date of grant, and which may vest earlier upon a change in control of the issuer, subject to certain conditions; (iii) 40,000 RSUs granted on January 4, 2016 that will vest on the five year anniversary of the date of grant, unless earlier vested upon a change in control of the issuer, subject to certain conditions; and (iv) 50,000 RSUs granted on January 4, 2017 that will vest on the five year anniversary of the date of grant, unless earlier vested upon a change in control of the issuer, subject to certain conditions.

(8)
Comprised of: (i) 50,000 RSUs granted on April 10, 2017 that will vest on the five year anniversary of the date of grant, unless earlier vested upon a change in control of the issuer, subject to certain conditions; (ii) 25,000 RSUs granted on April 10, 2017 that will vest 25% annually on each anniversary of the date of grant, unless earlier vested upon a change in control of the issuer, subject to certain conditions; and (iii) 25,000 RSUs granted on April 10, 2017, that will vest 20% annually on each anniversary of the date of grant, unless earlier vested upon a change in control of the issuer, subject to certain conditions.

(9)
Comprised of stock options granted on January 4, 2013 as follows: (i) 76,152 and 34,926 stock options were granted to Mr. DeMarco and Ms. Lund, respectively, in recognition of the 35% of the 2012 minimum financial targets that were achieved or exceeded for 2012 incentive compensation purposes, but for which there was no cash payout since the minimum 90% threshold of adjusted EBITDA had not been met. The Compensation Committee made the decision to grant stock options that vest 25% on every four year anniversary of the January 4, 2013 grant date to the corporate named executive officers related to this recognition. As of December 31, 2017, 76,152 and 34,926 stock options are vested for Mr. DeMarco and Ms. Lund, respectively. (ii) 150,000, 60,000, and 40,000, time‑based stock options were granted to Mr. DeMarco, Ms. Lund, and Mr. Carrai, respectively, that vest on the five year anniversary of the date of grant; and (iii) 98,848 (as adjusted for Mr. DeMarco’s forfeiture of 51,152 performance‑based stock options on October 16, 2015), 60,000, and 40,000 performance‑based stock options were granted to Mr. DeMarco, Ms. Lund, and Mr. Carrai, respectively, which vest only upon the Company’s stock price reaching $15.00 (or 201% above the price on the date of grant) within a six‑year period from the date of grant.

Option Exercises and Stock Vested
There were no exercises of stock options by our named executive officers during fiscal year ended December 31, 2017.

The following table shows RSUs vested for the named executive officers during the fiscal year ended December 31, 2017:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Eric DeMarco	230,000	(1)	2,579,800
Deanna Lund	116,500		1,194,940
Jonah Adelman	20,200		205,040
Phillip Carrai	104,000		1,032,440
Steven Fendley	143,389		1,605,313
_______________________________________________________________________________

(1)
Vesting conditions were met for 60,000 RSUs that were granted on January 3, 2014, 20,000 RSUs that were granted January 1, 2015, and 150,000 RSUs that were granted on January 4, 2017, but such awards are subject to a five‑year holding period and therefore the shares of common stock underlying such vested RSUs were not issued or released to Mr. DeMarco.

Employment Agreements; Potential Payments Upon Termination or Change in Control
In addition to other compensation arrangements described elsewhere in this proxy statement, we have entered into agreements with our named executive officers as follows:
Employment Agreement with Eric DeMarco
On November 14, 2003, we entered into an Executive Employment Agreement with Mr. DeMarco, which was subsequently amended and restated, most recently on August 4, 2011 (as amended, the "DeMarco Agreement"). Among other things, the terms of the DeMarco Agreement provide for Mr. DeMarco's compensation, eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs.
In the event that Mr. DeMarco is terminated without cause or upon a change of control followed by a triggering event, he will be entitled to receive a lump sum payment equal to the sum of three times his current base salary, plus three times his maximum target bonus potential for the year in which he was terminated, less any bonus amounts already received for such year, accelerated vesting of all equity awards and participation for Mr. DeMarco and his dependents in our employee health care program for three years or, if earlier, until Mr. DeMarco procures health care coverage through another employer. Receipt of the foregoing severance compensation is conditioned upon, among other things, Mr. DeMarco's compliance with the one year post-termination non-solicitation provision set forth in the DeMarco Agreement and execution of a full general release releasing the Company from all claims the executive may have against the Company. For the avoidance of doubt, Mr. DeMarco's entitlement to the severance compensation described above shall remain in full force and effect in the event of a change of control of the Company. Additionally, in the event that there is a termination without cause or change of control of the Company, Mr. DeMarco shall be entitled to accelerated vesting of 100% of all outstanding and unvested equity awards.
The timing of severance payments and benefits under the DeMarco Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Mr. DeMarco's employment agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as "excess parachute payments" within the meaning of Section 280G of the Code ("Section 280G").
The vesting terms of Mr. DeMarco's RSUs and stock options are governed by the agreements under which each RSU and stock option was granted; and pursuant to such RSU and stock option agreements, Mr. DeMarco's unvested RSUs and stock options will vest in the event of a termination of service without cause, a change of control, and death. Assuming a termination without cause or other triggering event had occurred on December 31, 2017, this provision would have resulted in accelerated vesting of unvested equity awards valued at $11,076,044.
If Mr. DeMarco had been terminated on December 31, 2017 without cause or in connection with a change in control, he would have received the following benefits under his employment agreement; (i) a lump sum payment of $4,560,000, equal to three times his current base salary and three times his maximum target bonus potential for the year; (ii) the accelerated vesting of his RSU awards and stock options with an aggregate market value on December 31, 2017 of $11,076,044; (iii) continued participation by Mr. DeMarco and his family in the Company's group health insurance benefits on the same terms as during his employment until the earlier of three years following his termination or procurement of health care coverage through another employer, provided that if the Company's insurance carrier will not allow for such benefits continuation the Company shall pay the premiums required to continue Mr. DeMarco's group health care coverage during the period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), with an aggregate annual cost of $29,204.
For purposes of the DeMarco Agreement, the terms "cause," "change of control" and "triggering event" have the following meanings:
Cause.    As defined more completely in the executive's employment agreement, "cause" means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of executive with respect to executive's obligations or otherwise relating to the business of the Company, (ii) executive's material breach of the agreement or the Company's standard form of confidentiality agreement, (iii) executive's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (iv) executive's willful neglect of his duties or poor performance.
Change of Control.    As defined more completely in the executive's employment agreement, "change of control" means any one of the following occurrences: (i) any person (other than persons who are employed by the Company or its affiliates at any time more than one year before a transaction) becomes the "beneficial owner" within the meaning of Rule 13d-3 of the Exchange Act directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company's then-outstanding securities, but only to the extent that such ownership constitutes a "change in the ownership" of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) during any consecutive one-year period following the date of the employment agreement, individuals who constituted the Board at the beginning of such period or their approved replacements (the "Beginning Board") cease for any reason to constitute a majority of the Board, but only to the extent that such acquisition constitutes a "change in the effective control" of Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), (iii) a merger or consolidation of Company with any other corporation unless: (a) the voting securities of Company outstanding immediately before the merger or consolidation would continue to represent at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no acquiror becomes the "beneficial owner," directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company's then outstanding securities, but only to the extent that such ownership constitutes a "change in the ownership" of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), and (iv) any person acquires all, or substantially all, of Company's assets, but only to the extent that such acquisition results in a "change in the ownership of a substantial portion" of Company's assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).
Triggering Event.    As defined more completely in the executive's employment agreement, "triggering event" means (i) executive's termination from employment by the Company without cause, (ii) a material change in the nature of executive's job or responsibilities, or (iii) the relocation of executive's principal place of work to a location more than 30 miles from the location executive was assigned to immediately prior to the change of control, and such relocation results in executive's one-way commute to work increasing by more than 30 miles from the executive's principal place of residence as of immediately prior to the announcement of such relocation, and (iv) the Company's material breach of the agreement.

Severance and Change of Control Agreement with Deanna Lund
On March 28, 2005, we entered into a Severance and Change of Control Agreement with Ms. Lund, which was subsequently amended and restated, most recently on August 4, 2011 (as amended, the "Lund Agreement"). The terms of this amended and restated agreement provide that, upon a change of control of the Company, Ms. Lund shall be entitled to accelerated vesting of 100% of all of her outstanding and unvested stock options and other equity awards. In the event of a termination without cause, Ms. Lund shall be entitled to accelerated vesting of 100% of her outstanding and unvested stock options and other equity awards. The Lund Agreement also provides for severance payments to Ms. Lund as follows: (i) if Ms. Lund is terminated without cause prior to a change of control, she is entitled to (A) severance compensation equal to one year of her base salary then in effect and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of one year following termination, or (ii) if she terminates as a result of a triggering event after a change of control, she is entitled to: (A) severance compensation equal to two years of her base salary then in effect, plus her maximum potential bonus amount for two years and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of two years following termination or resignation. The definitions of cause, change of control and triggering event set forth in the Lund Agreement are consistent with the definitions set forth in the DeMarco Agreement, as described above.
The timing of severance payments and benefits under the Lund Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Ms. Lund's severance agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as "excess parachute payments" within the meaning of Section 280G.
The vesting terms of Ms. Lund's RSUs and stock options are governed by the agreements under which each RSU and stock option was granted; and pursuant to such RSU and stock option agreements, Ms. Lund's unvested RSUs and stock options will vest in the event of a termination of service without cause and a change of control. Assuming a termination without cause had occurred on December 31, 2017, this provision would have resulted in accelerated vesting of unvested equity awards valued at $4,062,000.
Under the Lund Agreement, if Ms. Lund had been terminated without cause on December 31, 2017, she would have received the following benefits: (i) severance compensation equal to one year of her base salary then in effect, in the amount of $460,000 and (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of one year following termination with an aggregate annual cost of $20,223, and the accelerated vesting of her RSU and stock option awards with an aggregate market value on December 31, 2017 of $4,062,000. If Ms. Lund terminated on December 31, 2017 as a result of a triggering event after a change of control she would have received the following benefits: (i) severance compensation equal to two years of her base salary and target bonus then in effect, in the amount of $1,610,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of two years following termination totaling $40,446, and (iii) the accelerated vesting of her RSUs and stock options with an aggregate market value on December 31, 2017 of $4,062,000.
Employment Agreement with Jonah Adelman
There is no employment agreement between Mr. Adelman and the Company. The vesting terms of Mr. Adelman's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Adelman will vest in the event of a change in control. Assuming a change in control had occurred on December 31, 2017, this provision would have resulted in accelerated vesting of unvested equity awards valued at $635,400.
Employment Agreement with Phillip Carrai
On December 5, 2016, we entered into a new Employment Agreement with Mr. Carrai that became effective on January 1, 2017 (the “Carrai Agreement”). Under the terms of the Carrai Agreement, Mr. Carrai's annual base salary is $450,000, which is eligible for annual increases in accordance with the Company's then current compensation policies. In addition, Mr. Carrai is entitled to receive additional annual discretionary incentive compensation of up to 60% of his base salary. In the event of his termination without cause, the Carrai Agreement provides that Mr. Carrai shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date and (ii) any incentive compensation earned as of the termination date. In addition, in the event Mr. Carrai is terminated without cause upon a change of control, Mr. Carrai is entitled to receive continued payment of his base salary for a period of twelve months.
For purposes of the Carrai Agreement, cause is defined as (i) executive's willful violation of posted policy or rules of the Company; (ii) executive's willful refusal to follow the lawful directions given by executive's direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the Company; or (iii) executive's breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the company. The definition of a change of control set forth in the Carrai Agreement is consistent with the definition set forth in the DeMarco Agreement, as described above.
The vesting terms of Mr. Carrai's RSUs and stock options are governed by the agreements under which each RSU and stock option was granted; and pursuant to such RSU and stock option agreements, certain RSUs and stock options granted to Mr. Carrai will vest in the event of a termination of service without cause and/or a change of control. Assuming a change in control had occurred on December 31, 2017, this provision would have resulted in accelerated vesting of unvested equity awards valued at $1,640,175. If Mr. Carrai had been terminated on December 31, 2017 without cause, he would have received severance compensation equal to $450,000 to be paid over twelve months. If Mr. Carrai had been terminated on December 31, 2017 in connection with a change in control, he would have received the following benefits under his employment agreement: (i) severance compensation equal to twelve months of his base salary then in effect, which was $450,000 annually; and (ii) the accelerated vesting of his RSU and stock option awards with an aggregate market value on December 31, 2017 of $1,640,175.
Employment Agreement with Steven Fendley
Effective February 23, 2016, we entered into an Employment Agreement with Mr. Fendley (the “Fendley Agreement”) through the Company’s wholly owned subsidiary CEi. Under the Fendley Agreement, Mr. Fendley was employed as Senior Vice President and General Manager of CEi and such employment continued through December 31, 2017. Under the Fendley Agreement, Mr. Fendley’s base salary was $140,000, which was eligible for annual increases in accordance with CEi’s then current compensation policies. In addition, Mr. Fendley was entitled to receive equity incentive grants at the discretion of the Company’s President and Compensation Committee. In the event of his termination without cause, the Fendley Agreement provided that Mr. Fendley shall have been entitled to continued payment of his base salary for a period of six months from the termination date.
For purposes of the Fendley Agreement, cause was defined as (i) executive’s misconduct; (ii) executive’s violation of posted policy or rules of CEi; (iii) executive’s willful refusal to follow the lawful directions given by CEi’s President or executive’s other direct supervisor from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the CEi; (iv) executive’s breach of the duty of loyalty to CEi that caused or as reasonably likely to cause injury to CEi; or (v) failure to timely secure or loss of any security clearance CEi deemed necessary or desirable for the executive to perform the duties of the position.
The vesting terms of Mr. Fendley’s RSUs and stock options are governed by the agreements under which each RSU and stock option was granted; and pursuant to such RSU and stock option agreements, certain RSUs and stock options granted to Mr. Fendley will vest in the event of a change of control. Assuming a change in control had occurred on December 31, 2017, this provision would have resulted in accelerated vesting of unvested equity awards valued at $1,059,000. If Mr. Fendley had been terminated on December 31, 2017 without cause, he would have received severance compensation equal to $70,000 to be paid over six months.
Effective January 1, 2018, the Company entered into a new Employment Agreement with Mr. Fendley (the “2018 Fendley Agreement”), which provides for Mr. Fendley to serve as President of the Company’s Unmanned Systems Division through December 31, 2020. Under the 2018 Fendley Agreement,

Mr. Fendley’s base salary is $140,000, which is eligible for annual increases in accordance with the Company’s then current compensation policies. In addition, Mr. Fendley is entitled to receive equity incentive grants at the discretion of the Company’s President and Compensation Committee. In the event of his termination without cause, the 2018 Fendley Agreement provides that Mr. Fendley shall be entitled to continued payment of his base salary for a period of six months from the termination date. All other material terms of the 2018 Fendley Agreement are substantially similar to the Fendley Agreement.

DIRECTOR COMPENSATION
The Compensation Committee periodically reviews comparative market data and recommendations from the Company's Human Resources Department and compensation consultants with regard to the structure of our non-employee director compensation program and the amounts paid to our non-employee directors. The following table summarizes the quarterly retainer and committee fees payable to our non-employee directors during the fiscal year ended December 31, 2017. All such fees are paid quarterly in arrears.

	2017 Director Compensation
Board Member Quarterly Retainer	$12,500
Board Chairman Quarterly Fee	$7,500
Audit Committee Chair Quarterly Retainer	$3,750
Audit Committee Member Quarterly Fee	$1,500
Designated Financial Expert Quarterly Fee	$1,250
Compensation Committee Chair Quarterly Retainer	$3,750
Compensation Committee Member Quarterly Fee	$1,500
Nominating & Governance Committee Chair Quarterly Retainer	$3,750
Nominating & Governance Committee Member Quarterly Fee	$1,250
Annual Equity Award	10,000 RSUs	(1)
_______________________________________________________________________________

(1)
Except as noted below, directors received 5,000 RSUs that vest 100% on the five year anniversary of the grant date and 5,000 RSUs that vest 20% for every10% increase in the closing market price of the Company’s common stock measured from the RSU grant date through the ten year anniversary (provided that such increase is sustained for 20 consecutive trading days), subject to the terms of the applicable award agreement. Mr. Carano declines RSU awards from the Company.

Our directors also receive reimbursement for all out-of-pocket expenses related to their duties, including, but not limited to, travel, car rental and lodging fees.
Beginning in 2018, based upon the Company’s compensation consultant’s recommendations to the Compensation Committee, a more-typical, service-based equity program for directors will be implemented to maintain director independence and avoid perceptions of self-interest when evaluating Company risks and Company performance incentives. Under the new equity program, directors will receive 10,000 RSUs at the time of election or re-election for their board service and such RSUs will vest after one year to match the elected director term of service.

Director Summary Compensation Table
The following table summarizes the total compensation that our directors (other than directors who are named executive officers) earned during the fiscal year ended December 31, 2017 for services rendered as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)		All Other Compensation ($)	Total ($)
Scott Anderson(3)	70,000	75,100	—		—	145,100
Bandel Carano(4)	—	—	56,012	(2)	—	56,012
William Hoglund(5)	97,000	75,100	—		—	172,100
Scot Jarvis(6)	76,000	75,100	—		—	151,100
Jane Judd(7)	61,000	75,100	—		—	136,100
Samuel Liberatore(8)	55,000	75,100	—		—	130,100
Amy Zegart(9)	65,000	75,100	—		—	140,100
_______________________________________________________________________________

(1)
Amounts shown in this column reflect the grant date fair value computed in accordance with Topic 718 with respect to awards of RSUs. On January 4, 2017, each of Messrs. Anderson, Hoglund, Jarvis, and Liberatore and Mses. Judd and Zegart were granted 10,000 RSUs for their service on the Board. The grant date fair value of each RSU granted on January 4, 2017 was $7.51. The assumptions on which this valuation is based are set forth in Note 10 to the audited financial statements included in the Company’s Annual Report on Form 10‑K filed with the SEC on February 28, 2018.

(2)
Amounts shown in this column reflect the grant date fair value computed in accordance with Topic 718 with respect to awards of options to purchase shares of Kratos. The following awards of stock options during 2017 were made pursuant to the Non‑Management Directors Stock Option Fee Program, of which Mr. Carano is the only participant: (a) March 15, 2017, fully vested stock option to purchase 1,892 shares of common stock in lieu of $14,000 in director’s fees; (b) May 31, 2017, fully vested stock option to purchase 1,326 shares of common stock in lieu of $14,000 in director’s fees; (c) September 12, 2017, fully vested stock option to purchase 1,137 shares of common stock in lieu of $14,000 in director’s fees; and (d) December 7, 2017, fully vested stock option to purchase 1,374 shares of common stock in lieu of $14,000 in director’s fees. Mr. Carano’s options granted in 2017 had an aggregate grant date market value ranging from $7.40 to $12.32. The assumptions on which this valuation is based are set forth in Note 10 to the audited financial statements included in the Company’s Annual Report on Form 10‑K filed with the SEC on February 28, 2018.

(3)	Mr. Anderson held 50,000 RSUs as of December 31, 2017.

(4)	Mr. Carano had fully vested outstanding options to purchase 69,657 shares as of December 31, 2017.

(5)	Mr. Hoglund held 52,000 RSUs as of December 31, 2017.

(6)	Mr. Jarvis held 50,000 RSUs as of December 31, 2017.

(7)	Ms. Judd held 48,000 RSUs as of December 31, 2017.

(8)	Mr. Liberatore held 55,100 RSUs as of December 31, 2017.

(9)	Ms. Zegart held 30,000 RSUs as of December 31, 2017.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviews and approves the Company's compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Scot Jarvis, Chairperson
Bandel Carano
William Hoglund
        The foregoing Compensation Committee Report is not "soliciting material," is not deemed "filed" with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 23, 2018 by (i) each stockholder known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

	Beneficial Ownership(1)
	Common Stock
Identity of Owner or Group	Shares		% Ownership
Named Executive Officers(2)
Eric DeMarco	763,362	(3)	*
Deanna Lund	336,229	(4)	*
Jonah Adelman	45,200		*
Phillip Carrai	253,215	(5)	*
Steven Fendley	168,389		*
Directors
Scott Anderson c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	111,067	(6)	*
Bandel Carano Oak Investment Partners 525 University Avenue, Suite 1300 Palo Alto, CA 94301	13,616,264	(7)	13.14%
William Hoglund P.O. Box 1914 Wilson, WY 83014	404,000	(8)	*
Scot Jarvis c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	109,200	(9)	*
Jane Judd 4820 Eastgate Mall, Suite 200 San Diego, CA 92121	34,266	(10)	*
Samuel Liberatore 4820 Eastgate Mall, Suite 200 San Diego, CA 92121	5,280	(11)	*
Amy Zegart 4820 Eastgate Mall, Suite 200 San Diego, CA 92121	7,305		*
5% Stockholders:
Oak Management Corporation 525 University Avenue, Suite 1300 Palo Alto, CA 94301	13,625,023	(12)	13.15%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,521,059	(13)	9.20%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	8,262,000	(14)	7.98%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	5,205,982	(15)	5.03%
All Directors and Executive Officers as a Group (17 persons)	16,228,086		15.60%
Total Shares Outstanding	103,513,103
______________________________________________________________________________

*	Represents less than one percent (1%).

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of our common stock within 60 days of April 23, 2018. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 103,513,103 shares of common stock outstanding on April 23, 2018.

(2)	The address for all executive officers is 4820 Eastgate Mall, Suite 200, San Diego, CA 92121.

(3)
Includes 15,480 shares held in Kratos' 401(k) Plan, 32,080 shares purchased through the Kratos Employee Stock Purchase Plan, and 226,152 shares subject to options exercisable within 60 days from April 23, 2018.

(4)
Includes 15,481 shares held in Kratos' 401(k) Plan, 16,626 shares purchased through the Kratos Employee Stock Purchase Plan, and 94,926 shares subject to options exercisable within 60 days from April 23, 2018.

(5)
Includes 15,916 shares held in Kratos' 401(k) Plan, 18,872 shares purchased through the Kratos Employee Stock Purchase Plan, and 40,000 shares subject to options exercisable within 60 days from April 23, 2018.

(6)
Includes 4,000 shares subject to options exercisable within 60 days from April 23, 2018. Also, includes 10,333 shares held by the Anderson Family Trust for the benefit of Mr. Anderson's children. Mr. Anderson disclaims beneficial ownership of the shares held by the Anderson Family Trust.

(7)
Includes the shares of common stock held by the Oak Entities, as detailed in Note 12 below. Also includes 75,959 shares subject to options held by Mr. Carano that are exercisable within 60 days of April 23, 2018 and 606,098 shares of common stock held directly by Mr. Carano.

(8)	Includes 4,000 shares subject to options exercisable within 60 days from April 23, 2018.

(9)	Includes 4,000 shares subject to options exercisable within 60 days from April 23, 2018.

(10)	Includes 4,000 shares subject to options exercisable within 60 days from April 23, 2018.

(11)	Includes 880 shares held in Kratos' 401(k) Plan and 4,000 shares subject to options exercisable within 60 days from April 23, 2018.

(12)
Based on information contained in a Form 4 filed with the SEC on March 8, 2017 and a Schedule 13D/A filed with the SEC on March 11, 2016 with respect to holdings of Kratos common stock. Includes (i) 267,786 shares held by Oak Investment Partners IX, Limited Partnership, a Delaware limited partnership ("Oak IX"), (ii) 2,853 shares held by Oak IX Affiliates Fund, Limited Partnership, a Delaware limited partnership ("Oak IX Affiliates"), (iii) 6,427 shares held by Oak IX Affiliates Fund-A, Limited Partnership, a Delaware limited partnership ("Oak IX Affiliates-A"), (iv) 1,630,960 shares held by Oak Investment Partners X, Limited Partnership, a Delaware limited partnership ("Oak X"), (v) 26,181 shares held by Oak X Affiliates Fund, Limited Partnership, a Delaware limited partnership ("Oak X Affiliates"), and (vi) 11,000,000 shares held by Oak Investment Partners XIII, Limited Partnership, a Delaware limited partnership ("Oak XIII"). Also includes 75,959 shares subject to options held by Mr. Carano that are exercisable within 60 days from April 23, 2018. Each of these entities has sole voting and dispositive power with respect to the shares they beneficially own. Oak Associates IX, LLC ("Oak Associates IX GP") is the general partner of Oak IX, Oak IX Affiliates, LLC ("Oak IX Affiliates GP") is the general partner of each of Oak IX Affiliates and Oak IX Affiliates-A, Oak Associates X, LLC ("Oak Associates X GP") is the general partner of Oak X, Oak X Affiliates, LLC ("Oak X Affiliates GP") is the general partner of Oak X Affiliates, and Oak Associates XIII, LLC ("Oak Associates XIII GP") is the general partner of Oak XIII. Mr. Carano, Edward Glassmeyer, Fredric Harman, and Ann Lamont are the managing members of each of Oak Associates IX GP and Oak IX Affiliates GP, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak IX, Oak IX Affiliates, and Oak IX Affiliates-A.

Mr. Carano, Mr. Glassmeyer, Mr. Harman, and Ms. Lamont are the managing members of each of Oak Associates X GP and Oak X Affiliates GP, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak X and Oak X Affiliates. Mr. Carano, Mr. Glassmeyer, Mr. Harman and Ms. Lamont are the managing members of Oak Associates XIII GP, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak XIII. As the general partner, these entities have shared voting and dispositive power over the shares held by the entity for which they are the general partner. All such shares are deemed to be beneficially owned by Oak Management Corporation, a Delaware corporation ("Oak Management") as the manager of Oak IX, Oak IX Affiliates, Oak IX Affiliates-A, Oak X, Oak X Affiliates, and Oak XIII. Oak IX, Oak Associates IX GP, Oak IX Affiliates, Oak IX Affiliates-A, Oak IX Affiliates GP, Oak X, Oak Associates X GP, Oak X Affiliates, Oak X Affiliates GP, Oak XIII, Oak Associates XIII GP and Oak Management are collectively referred to as the "Oak Entities." Mr. Carano, Edward Glassmeyer, Fredric Harman, and Ann Lamont (collectively, with the Oak Entities, the "Oak Reporting Persons") are deemed to have beneficial ownership of such shares as managing members of each general partner of the Oak Entities. In addition, Messrs. Carano, Glassmeyer, and Harman, and Ms. Lamont have sole voting and dispositive power with respect to 606,098 shares, 3,459 shares, 1,599 shares, and 3,701 shares, respectively. Each Oak Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of common stock or securities convertible into or exercisable for common stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

(13)	Based on information contained in a Schedule 13G filed with the SEC by Blackrock, Inc. on February 1, 2018 with respect to holdings of Kratos common stock as of December 31, 2017.

(14)	Based on information contained in a Schedule 13G filed with the SEC by Capital World Investors on February 14, 2018 with respect to holdings of Kratos common stock as of December 29, 2017.

(15)	Based on information contained in a Schedule 13G filed with the SEC by State Street Corporation on February 14, 2018 with respect to holdings of Kratos common stock as of December 31, 2017.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Information about our equity compensation plans as of December 31, 2017 is as follows (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	Weighted Average Exercise Price of Outstanding Options, and Rights(3)	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Stockholders(1)	3,658	$2.62	7,168	(4)
Equity Compensation Plans Not Approved by Stockholders(2)	4	$22.24	—
Total	3,662	$24.86	7,168
_______________________________________________________________________________

(1)
Includes the Herley Amended and Restated 2010 Stock Plan, Integral Amended and Restated 2008 Stock Incentive Plan, 1999 Stock Option Plan, 2005 Equity Incentive Plan, 2011 Equity Incentive Plan, 2014 Plan, and the Purchase Plan.

(2)	Includes the Amended and Restated 2005 Digital Fusion, Inc. Equity Incentive Plan and Digital Fusion Non-Plan Options.

(3)
The weighted-average exercise price does not take into account approximately 1,359 thousand shares of common stock issuable upon vesting of outstanding restricted stock awards from plans approved by stockholders, which have no exercise price.

(4)	Includes 3,212,925 shares reserved for issuance remain available for issuance under the Purchase Plan as of April 23, 2018.
For more information regarding our equity compensation plans, see Note 10 to the audited financial statements included in our Form 10-K filed with the SEC on February 28, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent (10%) of a registered class of our equity securities (the "Reporting Persons") to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
To the best of our knowledge and based solely upon our review of the copies of such reports furnished to us for the fiscal year ended December 31, 2017 and the information provided to us by the Reporting Persons, we believe that all Reporting Persons complied with Section 16(a) during the 2017 fiscal year.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Kratos Defense & Security Solutions, Inc., c/o Corporate Secretary, 4820 Eastgate Mall, Suite 200, San Diego, California 92121 or call Investor Relations at (858) 812-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their brokers.
STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2019 proxy statement, a stockholder's proposal must be received by us no later than December 31, 2018 and must otherwise comply with Rule 14a-8 under the Exchange Act. Any stockholder proposal received after December 31, 2018 will be considered untimely, and will not be included in our proxy materials for our 2019 annual meeting of stockholders. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.
Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations for consideration at our annual meeting of stockholders must provide advance notice in writing to our Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date on which we first mailed our notice of the meeting for the previous year's annual meeting of stockholders, or not later than the tenth day following the date on which we mail the notice of meeting for the current year if during the prior year we did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year, or in the event of a special meeting. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Therefore, to be presented at our 2019 annual meeting, such a proposal must be received by the Company not later than the close of business on December 31, 2018.

While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2019 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.
ANNUAL REPORT
Our 2017 Annual Report on Form 10-K accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of our 2017 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Eric DeMarco President and Chief Executive Officer
April 30, 2018